AGREEMENT AND PLAN OF REORGANIZATION

among

CLASSIC BANSHARES, INC.,

CLASSIC BANK,

CITY HOLDING COMPANY,

and

CITY NATIONAL BANK OF WEST VIRGINIA

December 29, 2004

TABLE OF CONTENTS

Article I	The Company Merger	1
1.01	The Company Merger	1
1.02	Reservation of Right to Revise Structure	2
1.03	Effective Time	2

Article II	The Subsidiary Merger	3
2.01	The Subsidiary Merger	3
2.02	Effective Time	3

Article III	Consideration	4
3.01	Consideration	5
3.02	Rights as Shareholders; Stock Transfers	5
3.03	Fractional Shares	5
3.04	Exchange Procedures	5
3.05	Anti-Dilution Adjustments	6

Article IV	Actions Pending the Merger	6
4.01	Forbearances of CBI	6
4.02	Forbearances of CHC	9

Article V	Representations and Warranties	10
5.01	Disclosure Schedules	10
5.02	Representations and Warranties of CBI	10
5.03	Representations and Warranties of CHC	20

Article VI	Covenants	25
6.01	Reasonable Best Efforts	25
6.02	Shareholder Approval	25
6.03	Registration Statement	25
6.04	Press Releases	26
6.05	Access; Information	26
6.06	Acquisition Proposals	27
6.07	Affiliate Agreements	28
6.08	NASDAQ Listing	28
6.09	Regulatory Applications	28
6.10	Title Insurance and Surveys	28
6.11	Environmental Reports	28
6.12	Conforming Accounting and Reserve Policies; Restructuring Expenses	29
6.13	D & O Insurance	30
6.14	Notification of Certain Matters	31
6.15	Defined Contribution Plans	31
6.16	CBI Option Plans	31
6.17	Recognition and Retention Plan	32
6.18	ESOP	32
6.19	Supplemental Retirement Agreement	32
6.20	Employee Matters	33
6.21	Severance	34
6.22	Defined Benefit Plan	35

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6.23	Cafeteria Plan	35
6.24	Short-Swing Trading Exemption	35

Article VII	Conditions to Consummation of the Merger	35
7.01	Conditions to Each Party’s Obligation to Effect the Company Merger	35
7.02	Conditions to Obligation of CBI	36
7.03	Conditions to Obligation of CHC	37
7.04	Commercial Loan	38

Article VIII	Closing	39
8.01	Deliveries by CBI at Closing	39
8.02	Deliveries by CHC at the Closing	39

Article IX	Termination	40
9.01	Termination	40
9.02	Effect of Termination and Abandonment	41
9.03	Liquidated Damages	42

Article X	Miscellaneous	42
10.01	Survival	42
10.02	Waiver; Amendment	42
10.03	Counterparts	43
10.04	Governing Law	43
10.05	Expenses	43
10.06	Notices	43
10.07	Entire Understanding; No Third Party Beneficiaries	44

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AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated as of December 29, 2004, by and among Classic Bancshares, Inc., a Delaware corporation with its headquarters in Ashland, Kentucky (“CBI”), Classic Bank, a Kentucky commercial bank based in Ashland, Kentucky (“Classic”), City Holding Company, a West Virginia corporation with its principal place of business in Charleston, West Virginia (“CHC”), and City National Bank of West Virginia, a national banking association based in Charleston, West Virginia (“City National”).

W I T N E S S E T H:

        A.        Each of the parties desire to effect a merger of CBI with and into CHC, with CHC being the surviving entity in the merger (the “Company Merger”).

        B.        CBI owns all of the issued and outstanding shares of capital stock of Classic. CHC owns all of the issued and outstanding shares of capital stock of City National. In addition to the Company Merger, the parties desire to effect a merger of Classic with and into City National, with City National being the surviving entity in the merger (the “Subsidiary Merger”).

        C.        The Boards of Directors of CBI, Classic, CHC, and City National, respectively, each have determined that it is in the best interests of their respective corporations, shareholders, customers, and employees to effect the Company Merger and the Subsidiary Merger.

        D.        It is the intention of the parties to this Agreement that the business combinations contemplated hereby each be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

        NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

Article I
The Company Merger

        1.01     The Company Merger. At the date and time at which the Company Merger becomes effective, the Company Merger contemplated by this Agreement shall occur and in furtherance thereof:

    (a)              Structure and Effects of the Company Merger. CBI shall merge with and into CHC, and the separate corporate existence of CBI shall thereupon cease. CHC shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of West Virginia, and the separate corporate existence of CHC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Company Merger. The Company Merger shall have the effects specified in Section 13D-11-1107 of the West Virginia Business Corporation Act (the “WVBCA”) and in Section 259 of the Delaware General Corporation Law (“DGCL”).

                (b)        Name and Offices. The name of the Surviving Corporation shall be City Holding Company. Its principal office shall be located at 25 Gatewater Road, Charleston, West Virginia 25313.

                (c)        Articles of Incorporation. The CHC Articles of Incorporation as in effect immediately prior to the Effective Time shall continue to be the articles of incorporation of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof and the WVBCA.

                (d)        By-Laws. The CHC Code of By-laws as in effect immediately prior to the Effective Time shall continue to be the by-laws of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof, the Articles of Incorporation of CHC, and the WVBCA.

                (e)        Directors. The directors of CHC immediately prior to the Effective Time shall continue to hold such positions following the Company Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified.

                (f)        Officers. The officers of CHC holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation following the Company Merger.

        1.02   Reservation of Right to Revise Structure. At CHC’s election, the Company Merger may alternatively be structured so that (a) CBI is merged with and into any other direct or indirect wholly-owned subsidiary of CHC or (b) any direct or indirect wholly-owned subsidiary of CHC is merged with and into CBI; provided, however, that no such change shall (x) alter or change the amount or kind of the consideration payable in the Company Merger (the “Consideration”) or the treatment of the holders of the Common Stock, $.01 par value per share, of CBI (“CBI Common Stock”), (y) prevent the parties from obtaining the opinion of Barnes & Thornburg LLP referred to in Section 7.02(d) or otherwise adversely affect the tax treatment of the Company Merger to the CBI shareholders or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

        1.03   Effective Time. The Company Merger shall become effective upon the filing of Articles of Merger in the office of the Secretary of State of the State of West Virginia, which shall include the Plan of Merger attached hereto as Exhibit A in accordance with the WVBCA and a Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, or at such later date and time as may be set forth in such articles or certificate of merger (“Effective Time”). Subject to the terms of this Agreement, the parties shall cause the Company Merger to become effective (a) on the date that is the fifth full National Association of Securities Dealers Automated Quotation System (“NASDAQ”) trading day to occur after the last of all required regulatory and shareholder approvals of the Company Merger and the Subsidiary

Merger have been received and all required waiting periods have expired, or (b) on such date as the parties may agree in writing (the “Effective Date”).

Article II
The Subsidiary Merger

        2.01 The Subsidiary Merger. On the Effective Date or as soon thereafter as possible, the Subsidiary Merger contemplated by this Agreement shall occur and in furtherance thereof:

                (a)        Structure and Effects of the Subsidiary Merger. Classic shall merge with and into City National on the terms set forth in Exhibit B (which shall be executed by City National and Classic simultaneously with the execution of this Agreement), and the separate corporate existence of Classic shall thereupon cease. City National shall be the surviving bank in the Subsidiary Merger (sometimes hereinafter referred to as the “Surviving Bank”) and shall continue to be governed by federal law, and the separate corporate existence of City National with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsidiary Merger. The Subsidiary Merger shall have the effects specified in K.R.S. § 287.173 and in Section 214b of the National Bank Act of 1933, as amended (the “NBA”).

                (b)        Name and Offices. The name of the Surviving Bank shall be City National Bank of West Virginia. Its principal office shall be located at 3601 McCorkle Avenue, S.E., Charleston, West Virginia.

                (c)        Articles of Association. The City National Articles of Association, as in effect immediately prior to the Effective Time, shall continue to be the articles of association of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof and the NBA.

                (d)        Bylaws. The City National By-Laws, as in effect immediately prior to the Effective Time, shall continue to be the by-laws of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof, the Articles of Association of City National and the NBA.

                (e)        Directors. The directors of City National, immediately prior to the Effective Time, shall continue to hold such positions following the Subsidiary Merger, and such directors shall hold offices until such time as their successors shall be duly elected and qualified.

                (f)        Officers. The officers of City National holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Bank following the Subsidiary Merger.

        2.02     Effective Time. The Subsidiary Merger shall become effective on a date specified by the Office of the Comptroller of the Currency (the “OCC”) pursuant to the NBA, and in any Articles of Merger that may be required to be filed with the Kentucky Department of Financial Institutions (the “DFI”) and/or the Kentucky Secretary of State with respect to the Subsidiary Merger. Subject to the terms of this Agreement, the parties shall cause the Subsidiary Merger to become effective on the same date that the Company Merger becomes effective or as soon as possible thereafter.

Article III
Consideration

      3.01     Consideration.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time:

    (1)        Each share of CBI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of CBI and shares held directly or indirectly by CHC, except shares held by CHC in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive, subject to adjustment as set forth in Section 3.05:

(A) .9624 share (the “Exchange Ratio”) of Common Stock, $2.50 par value per share, of CHC (“CHC Common Stock”); and

(B) $11.08 in cash;

(The total cash and fraction of a share of CHC Common Stock payable for a share of CBI Common Stock shall herein be referred to collectively as the “Consideration”).

    (2)        Each share of CBI Common Stock that, immediately prior to the Effective Time, is held as treasury stock of CBI or held directly or indirectly by CHC, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

    (3)        Each share of CHC Common Stock which is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of CHC Common Stock at and after the Effective Time.

    (4)        Notwithstanding the foregoing, if any holders of CBI Common Stock dissent from the Company Merger and demand dissenters’ rights under the DGCL, any issued and outstanding shares of CBI Common Stock held by such dissenting holders shall not be converted as described in this Section 3.01(a) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the DGCL; provided, however, that each share of CBI Common Stock outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters’ rights or lose his or her right to exercise dissenters’ rights shall have only the right to receive the Consideration.

    (b)                     Stock Options. Subject to any consents required by the terms thereof and to the exceptions and other provisions of Section 6.16 hereof, each option for CBI Common Stock (“CBI Stock Option”) granted and outstanding at the Effective Time under the Classic Bancshares, Inc. 1996 Stock Option and Incentive Plan, the 1998 Premium Price Stock Option Growth Plan, the 2001 Premium Price Stock Option Growth Plan, and the 2003 Premium Price Stock Option Growth Plan (the “CBI Option Plans”), without any act on the part of any holder thereof, shall be converted into the right to receive from CHC or City National, at the Effective

Time, an amount in cash equal to the sum of the CHC Average Stock Price times .9624 plus $11.08 minus the per share exercise price for each share of CBI Common Stock subject to an CBI Stock Option; provided, however, that the payer shall withhold from such cash payment to employees any taxes required to be withheld by applicable law. Each CBI Stock Option to which this subparagraph applies shall be cancelled and cease to exist by virtue of such payment. The CHC Average Stock Price shall equal the average of the per share closing prices of a share of CHC Common Stock as reported on the Nasdaq Stock Market’s National Market during the ten trading days preceding the fifth (5th) calendar day preceding the Effective Date (“CHC Average Stock Price”).

        3.02     Rights as Shareholders; Stock Transfers. At the Effective Time, (a) holders of CBI Common Stock shall cease to be, and shall have no rights as, shareholders of CBI, other than the right to receive (1) any dividend or other distribution with respect to such CBI Common Stock with a record date occurring prior to the Effective Time, (2) the Consideration provided under this Article III, and (3) any dissenters’ rights to which they may be entitled under the DGCL if such holders have dissented to the Company Merger. After the Effective Time, there shall be no transfers on the stock transfer books of CBI or the Surviving Corporation of shares of CBI Common Stock.

        3.03     Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of CHC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, CHC shall pay to each holder of CBI Common Stock who otherwise would be entitled to a fractional share of CHC Common Stock an amount in cash (without interest) determined by multiplying such fraction by the CHC Average Stock Price.

      3.04     Exchange Procedures.

                (a)        As soon as practicable but in no event more than five calendar days after the Effective Date, the Exchange Agent shall mail a letter of transmittal to each holder of record of CBI Common Stock whose shares of CBI Common Stock were converted into the right to receive the Consideration. The letter of transmittal shall provide instructions for the submission of certificates (“Old Certificates”) (or an indemnity satisfactory to the Surviving Corporation and Sun Trust Bank, as Exchange Agent (the “Exchange Agent”), if any of such certificates are lost, stolen, or destroyed) representing all shares of CBI Common Stock of such holder of record converted into the right to receive the Consideration at the Effective Date.

                (b)        At or prior to the Effective Time, CHC shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the shares of CHC Common Stock (“New Certificates”) and an estimated amount of cash to be issued as Consideration (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the “Exchange Fund”).

     (c)               The Surviving Corporation shall cause the New Certificates into which shares of a shareholder’s CBI Common Stock are converted on the Effective Date and/or any check in respect of any cash, fractional share amounts or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder no later than ten days following delivery to the Exchange Agent of certificates representing such shares of CBI

Common Stock (“Old Certificates”) (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any Consideration that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

                (d)        No dividends or other distributions on CHC Common Stock with a record date occurring on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of CBI Common Stock converted in the Company Merger into the right to receive shares of such CHC Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CHC Common Stock such holder had the right to receive upon surrender of the Old Certificate, as of the Effective Date.

                (e)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBI for one year after the Effective Time shall be returned to CHC. Any shareholders of CBI who have not theretofore complied with this Article III shall thereafter look only to CHC for payment of shares of CHC Common Stock, cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on CHC Common Stock deliverable in respect of each share of CBI Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                (f)        Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of CBI Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        3.05     Anti-Dilution Adjustments. Should CHC change (or establish a record date for changing) the number of shares of CHC Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, special cash dividend, recapitalization or similar transaction with respect to the outstanding CHC Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

Article IV
Actions Pending the Merger

        4.01     Forbearances of CBI. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedule (as hereinafter defined in Section 5.01), without the prior written consent of CHC, CBI will not, and will cause Classic not to:

                (a)        Ordinary Course. Conduct the business of CBI or Classic other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

    (b)              Capital Stock. Other than as contemplated by this Agreement or pursuant to existing stock options other than those held by persons who have agreed not to exercise their options in connection with this Agreement, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of CBI Common Stock or any rights to subscribe for or purchase CBI Common Stock or any other capital stock, or securities convertible into or exchangeable for any capital stock, of Classic, (2) permit any additional shares of CBI Common Stock or capital stock of Classic to become subject to grants of employee or director stock options, restricted stock grants, or similar stock-based employee or director rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of CBI Common Stock or capital stock of Classic, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, (5) form a new subsidiary, or (6) enter into, or take any action to cause any holders of CBI Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of CBI Common Stock to vote any shares of CBI Common Stock, or cooperate in any formation of any voting trust relating to such shares.

                (c)        Dividends, Etc. Make, declare, pay or set aside for payment any dividend other than (1) regular quarterly cash dividends on CBI Common Stock in an amount not to exceed $.10 per share paid with record and payment dates consistent with past practice (provided the declaration of the last quarterly dividend by CBI prior to the Effective Time and the payment thereof shall be coordinated with CHC so that holders of CBI Common Stock do not receive dividends on both CBI Common Stock and CHC Common Stock received in the Company Merger in respect of such quarter or fail to receive a dividend on at least one of the CBI Common Stock or CHC Common Stock received in the Company Merger in respect of such quarter) and (2) dividends from Classic to CBI consistent with past practice, on or in respect of, any shares of its capital stock.

                (d)        Compensation; Employment Contracts; Etc. Except for commitments on the date hereof disclosed in the Disclosure Schedule, enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any directors, officers or employees of, or independent contractors with respect to, CBI or Classic, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except for (1) changes that are required by applicable law; (2) for changes contemplated by this Agreement; (3) changes in base salary consistent with CHC’s salary administration procedures and properly approved by CHC’s President; or (4) bonuses for performance under documented incentive plans and upon approval by CHC; provided, however, that CBI and Classic may permit the automatic extension of the change of control agreements listed in the Disclosure Schedule that are currently scheduled to expire on April 1, 2005, for one additional 12-month period until April 1, 2006.

                (e)        Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, CBI or Classic (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law, (2) as are provided for or contemplated by this Agreement or (3) pursuant to commitments existing on the date hereof set forth in the Disclosure Schedule.

                (f)        Dispositions. Except as set forth in the Disclosure Schedule or as otherwise contemplated by this Agreement, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

                (g)        Acquisitions. Except (1) pursuant to contracts existing on the date hereof and described in the Disclosure Schedule, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, and (5) consistent with past practice, supplies and other assets used in the ordinary course of business to support CBI’s operations and existing infrastructure, neither CBI nor Classic will acquire any assets or properties of another person in any one transaction or a series of related transactions, other than readily marketable securities in the ordinary and usual course of business consistent with past practice.

                (h)        Governing Documents. Amend the CBI Certificate of Incorporation, CBI By-laws or the articles of incorporation or by-laws of Classic.

                (i)        Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by CBI or Classic, other than as may be required by generally accepted accounting principles, as concurred with by CBI’s independent auditors, as required by Section 6.12 hereof, or as required by any U.S. banking regulator with authority over Classic or regulatory accounting principles in regulatory filings or other documents.

                (j)        Contracts. Except in the ordinary course of business, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts other than current commitments set forth in the Disclosure Schedule.

                (k)        Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to CBI and Classic, taken as a whole.

                (l)        Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; or (2) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate risk.

                (m)      Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, FHLB advances, entering into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

    (n)              Loans. Without prior consultation with CHC other than existing commitments and renewals of existing loans, make any loan or advance in excess of $250,000 other than residential mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date hereof, provided that in the case of any loan for which consultation is required, CBI or Classic may make any such loan in the event (A) CBI or Classic has delivered to CHC or its designated representative a notice of its intention to make such loan and such additional information as CHC or its designated representative may reasonably require and (B) CHC or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to CHC of the applicable notice of intention.

                (o)        Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Company Merger or the Subsidiary Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) the representations and warranties set forth in this Agreement being or becoming untrue in a manner that would result in a Material Adverse Event at any time at or prior to the Effective Time, (B) any of  the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

                (p)        Interest Rates. Increase or decrease the rate of interest paid by Classic on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; provided, however, that, notwithstanding the foregoing, in no event shall Classic increase the rate of interest on any deposit product to more than the average rates paid on comparable deposit products by the other banks and thrifts located in the markets in which such deposit product is offered by Classic unless such increase is approved by CHC.

                (q)        Commercial Loan. Take any action to foreclose on the commercial loan (the “Commercial Loan”) described in Section 5.02(w) hereof that would affect CBI or Classic, or their successors in interest, in any material and adverse respect under Environmental Laws.

                (r)        Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (q) without first obtaining CHC’s consent.

        4.02   Forbearances of CHC. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of CBI, CHC will not, and will cause City National not to:

                (a)        Ordinary Course. Conduct the business of CHC and City National other than in the ordinary and usual course or, to the extent consistent herewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

                (b)        Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by CHC and City National, other than as may be required by generally accepted accounting principles, as concurred with by CHC’s independent auditors.

                (c)        Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Company Merger or the Subsidiary Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in a manner that would result in a Material Adverse Event at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

                (d)        Governing Documents. Amend the CHC Articles of Incorporation or the CHC Code of By-Laws in a manner that would be materially adverse to the holders of CHC Common Stock.

                (e)        Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (d) without first obtaining CBI’s consent.

Article V
Representations and Warranties

        5.01     Disclosure Schedules. On or prior to the date hereof, CBI has delivered to CHC and CHC has delivered to CBI a schedule (respectively, each party’s “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or (2) as an exception to one or more representations or warranties contained in Section 5.02 or 5.03, respectively, or to one or more of its covenants contained in Article IV. For purposes of the Disclosure Schedule, any item disclosed under any caption therein shall be deemed to be fully disclosed with respect to all captions as to which such item may be relevant.

        5.02     Representations and Warranties of CBI. Except as set forth in its Disclosure Schedule, CBI and Classic hereby represent and warrant, jointly and severally, to CHC:

(a) Organization and Capital Stock.

                (1)        CBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own all of its property and assets, to incur all of its liabilities, and to carry on its business as now being conducted. CBI is a bank holding company and a financial holding company registered with the Board of Governors of the Federal Reserve System (“Federal Reserve”).

                (2)        The authorized capital stock of CBI consists of (i) 2,700,000 shares of CBI Common Stock, of which, as of the date hereof, 1,467,429 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of CBI Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of CBI Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of CBI. As of the date hereof, CBI has outstanding employee and director stock options representing the right to acquire not more than 319,820 shares of CBI Common Stock pursuant to the CBI Option Plans (the “CBI Stock Options”). The Disclosure Schedule lists the name, number of options, type of option, termination date, vesting schedule, and option price of each CBI Stock Option held by each holder of a CBI Stock Option.

                (3)        Except as disclosed in the Disclosure Schedule, there are no shares of CBI Common or other capital stock or other equity securities of CBI outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of CBI Common Stock or other capital stock of CBI or contracts, commitments, understandings or arrangements by which CBI is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

                (4)        Except as disclosed in the Disclosure Schedule, each certificate representing shares of CBI Common Stock issued by CBI in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by CBI only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying CBI against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

    (b)                     Authorization and No Default. CBI’s Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by CBI of its obligations hereunder. Classic’s Board of Directors has, by all appropriate action, approved this Agreement, Exhibit B, and the Subsidiary Merger and authorized the execution hereof and of Exhibit B on its behalf by its duly authorized officers and the performance by Classic of its obligations hereunder and under Exhibit B. Nothing in the certificate of incorporation, articles of incorporation, or bylaws of CBI or Classic, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which CBI or Classic are bound or subject (other than agreements which can be terminated under circumstances requiring only monetary payments of less than $50,000 in the aggregate) which would prohibit CBI or Classic from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by CBI and Classic and constitutes a legal, valid and binding obligation of CBI and Classic, enforceable against CBI and Classic in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by judicial discretion in applying principles of equity. No other corporate acts or proceedings are required to be taken by CBI or Classic (except for approval by CBI’s shareholders and the sole shareholder of Classic) to authorize the execution, delivery and performance of this Agreement and Exhibit B. Except for the requisite approval of the OCC and any required notice to the DFI and the Federal Reserve, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by CBI or the Subsidiary Merger by Classic. Except as disclosed in the Disclosure Schedule, CBI and Classic are neither in default under, nor in violation of, any provision of their certificate of incorporation, articles of incorporation, or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on CBI and Classic, taken as a whole. For purposes of this Agreement, “Material Adverse Effect” means with respect to CHC or CBI, any event, change, circumstance, or occurrence which, individually or together with any other event, change, circumstance or occurrence, (1) is both material and adverse to the assets (including intangible assets), financial position, results of operation or business of CHC and City National, taken as a whole, or CBI and Classic, taken as a whole, respectively, other than (A) the effects of any change attributable to or resulting from changes in laws, regulations or interpretations of those laws or regulations by courts or governmental authorities applicable generally to banks or bank holding companies, (B) changes in regulatory accounting principles or generally accepted accounting principles applicable to banks or bank holding companies generally, except to the extent any such change affects CBI or Classic or CHC or City National, respectively, to a materially greater extent than banks or bank holding companies generally, or (C) changes in general levels of interest rates (including the impact on the parties’ securities portfolios) provided that any such change shall not affect CBI or Classic or CHC or City National, respectively, to a materially greater extent than banks or bank holding companies generally and provided further that any such change shall not have a materially adverse effect on the credit quality of Classic’s or City National’s assets, respectively (D) reasonable and customary expenses incurred in connection with the Company Merger or the Subsidiary Merger and all expenses related to any employment or severance contract and benefit or retirement plan disclosed on the Disclosure Schedule, (E) charges required under Section 6.12 hereof, (F) actions or omissions of either CHC or CBI or any of their subsidiaries, taken with the prior written consent of the other party in contemplation of the transactions contemplated by this Agreement; or (G) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, and (H) the occurrence of any military or terrorist attack within the United States or on any of its possessions or offices, or (2) would materially impair the ability of either CHC or CBI to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Company Merger or the Subsidiary Merger and the other transactions contemplated by this Agreement.

    (c)              Subsidiaries. Classic is wholly-owned by CBI and is a commercial bank duly organized, validly existing and in good standing under Kentucky law and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. The number of authorized, issued and outstanding shares of capital stock of Classic is set forth in the Disclosure Schedule, all of which outstanding shares are owned by CBI, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. CBI has no other direct or indirect subsidiaries. There are no options, warrants or rights outstanding to acquire any capital stock of Classic and no person or entity has any other right to purchase or acquire any unissued shares of stock of Classic, nor does Classic have any obligation of any nature with respect to its unissued shares of stock. Except for the ownership of readily marketable securities, Federal Home Loan Bank or Federal Reserve Bank stock and as may be disclosed in the Disclosure Schedule, neither CBI nor Classic is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

    (d)                     Financial Information. The consolidated balance sheets of CBI and Classic as of March 31, 2004 and March 31, 2003, and related consolidated statements of income and statements of changes in stockholders’ equity and of cash flows for the three (3) years ended March 31, 2004, together with the notes thereto, included in CBI’s Form 10-KSB for the fiscal year ended March 31, 2004, as currently on file with the SEC, and the periodic financial statements for the fiscal quarter ended September 30, 2004, together with the notes thereto included in CBI’s Form 10-QSB for that quarter as currently on file with the SEC (together, the “CBI Financial Statements”), copies of which have been provided to CHC, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and for the absence of footnotes and normal year end adjustments in the quarterly CBI Financial Statements) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of CBI and Classic as of the dates and for the periods indicated.

    (e)              Absence of Changes. Except as set forth in the Disclosure Schedule or as a result of the transactions contemplated by this Agreement (including the tax planning referred to in Section 6.19 hereof), since September 30, 2004, there has not been any material adverse change in the financial condition, the results of operations or the business of CBI and Classic taken as a whole, nor have there been any events or transactions that have had, or are reasonably expected to have, a Material Adverse Effect on CBI and Classic, taken as a whole.

    (f)              Regulatory Enforcement Matters. Except as may be disclosed in the Disclosure Schedule, neither CBI nor Classic is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of financial institutions or their holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to CBI or Classic.

    (g)              Tax Matters. CBI and Classic have each filed with the appropriate governmental agencies or properly extended such filings, all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in the Disclosure Schedule, neither CBI nor Classic is (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the Internal Revenue Service (the “IRS”) or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality (“Governmental Authority”) for assessment or collection of taxes. None of the tax returns of CBI or Classic has been audited by the IRS or any state tax agency for the past five years. Neither CBI nor Classic is, to the knowledge of CBI, the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of CBI for the quarter ended September 30, 2004, is, in the opinion of management, adequate to cover all of the tax liabilities of CBI and Classic (including, without limitation, income taxes and franchise fees) as of such date in accordance with generally accepted accounting principles (“GAAP”).

    (h)              Litigation. Except as may be disclosed in the Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by Classic with respect to loans in default with respect to which no claims have been asserted against Classic, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the knowledge of CBI, threatened, against CBI or Classic, or of which the property of CBI or Classic is or would be subject involving a monetary amount, singly or in the aggregate, in excess of $25,000, or a request for specific performance, injunctive relief, or other equitable relief. No litigation, claim or other proceeding disclosed in the Disclosure Schedule is material to CBI and Classic.

     (i)                     Employment Agreements. Except as disclosed in the Disclosure Schedule, neither CBI nor Classic is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by CBI or Classic on thirty (30) days written notice or less without the payment of any amount by reason of such termination.

    (j)               Reports. Except as may be disclosed in the Disclosure Schedule, since January 1, 2002 CBI and Classic have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the DFI, (ii) the Federal Reserve, (iii) the Federal Deposit Insurance Corporation (the “FDIC”) and (iv) any other Governmental Authority with jurisdiction over CBI or Classic, including the SEC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (k)             Loans and Investments.

    (1)               Except as set forth in the Disclosure Schedule, as of September 30, 2004, Classic had no loan in excess of $10,000 that has been classified by regulatory examiners or management of Classic as “Substandard,” “Doubtful” or “Loss” or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. As of the date hereof, the most recent loan watch list of Classic and a list of all loans in excess of $10,000 that Classic has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

    (2)               All loans reflected in the CBI Financial Statements as of September 30, 2004, and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2004, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) to the best of Classic’s knowledge, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Classic has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Classic as the secured party or mortgagee.

    (3)               Except as set forth in the Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the CBI Financial Statements are, in the opinion of management of CBI, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

    (4)               Except as set forth in the Disclosure Schedule, none of the investments reflected in the CBI Financial Statements as of and for the quarter ended September 30, 2004, and none of the investments made by CBI or Classic since September 30, 2004, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of CBI or Classic to dispose freely of such investment at any time.

    (5)               Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which CBI has any participation interest or which have been made with or through another financial institution on a recourse basis against Classic.

(l) Employee Matters and ERISA.

                (1)        Except as may be disclosed in the Disclosure Schedule, neither CBI nor Classic has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of CBI or Classic and to the knowledge of CBI there is no present effort nor existing proposal to attempt to unionize any group of employees of CBI or Classic.

                (2)        Except as may be disclosed in the Disclosure Schedule, (i) CBI and Classic are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither CBI nor Classic is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against CBI or Classic pending or, to the knowledge of CBI, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of CBI, threatened against or directly affecting CBI or Classic; and (iv) neither CBI nor Classic has experienced any work stoppage or other such labor difficulty during the past five (5) years.

                (3)        Except as may be disclosed in the Disclosure Schedule, neither CBI nor Classic maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of CBI or Classic (the “CBI Employee Plans”). To the knowledge of CBI, no present or former employee of CBI or Classic has been charged with breaching nor has breached a fiduciary duty under any of the CBI Employee Plans. Except as may be disclosed in the Disclosure Schedule, neither CBI nor Classic participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan. Except as may be disclosed in the Disclosure Schedule, neither CBI nor Classic maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees or directors of CBI or Classic. CBI has provided to CHC a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule or a summary plan description therefor. CBI has also provided to CHC, with respect to each such plan or program to the extent available to CBI, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs, (iv) contracts relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date, (vii) determination letters from the IRS, (viii) the most recent annual report filed with the IRS, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements.

                (4)        All liabilities of the CBI Employee Plans have been funded or accrued on the basis of consistent methods in accordance with GAAP, and no CBI Employee Plan, at the end of any plan year, or at September 30, 2004, had or has had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code). No actuarial assumptions have been changed since the last written report of actuaries on such CBI Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the CBI Financial Statements, CBI and Classic have no contingent or actual liabilities under Title IV of ERISA as of September 30, 2004. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the CBI Employee Plans, whether or not waived, nor does CBI or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by CBI or by any person which may be aggregated with CBI for purposes of Section 412 of the Code. All CBI and Classic defined benefit plans, if terminated as of the date of this agreement, have plan assets sufficient to meet all required obligations under the terminated plan. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the CBI Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the knowledge of CBI threatened or imminent with respect to any CBI Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which CBI or Classic would be liable after September 30, 2004, except as is reflected on the CBI Financial Statements. As of September 30, 2004, CBI and Classic had no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any CBI Employee Plan. All CBI Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA.

                (m)        Title to Properties; Insurance. Except as may be disclosed in the Disclosure Schedule, (i) CBI and Classic have good and marketable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the CBI Financial Statements and easements, rights-of-way, and other restrictions which do not have a Material Adverse Effect on CBI and Classic, taken as a whole, and further excepting in the case of other real estate owned (“OREO”), as such real estate is internally classified on the books of CBI or Classic, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by CBI and Classic in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) to the knowledge of Classic and CBI, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of CBI or Classic, threatened with respect to such properties; and (iv) CBI and Classic have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by CBI or Classic in their respective businesses, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by CBI and Classic are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance in an amount reasonably considered by management to be appropriate for CBI’s and Classic’s operations. The Disclosure Schedule sets forth, for each policy of insurance maintained by CBI and Classic, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

(n) Environmental Matters.

                (1)        As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which CBI, CHC and their subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

                (2)        Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of CBI, neither the conduct nor operation of CBI or Classic nor any condition of any property presently or previously owned, leased or operated by either of them violates or violated Environmental Laws in any respect material to the business of CBI and Classic and no condition has existed or event has occurred with respect to either of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of CBI and Classic of Environmental Laws or obligate (or potentially obligate) CBI or Classic to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a Material Adverse Effect on CBI and Classic. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of CBI, neither CBI nor Classic has received any notice from any person or entity that CBI or Classic or the operation or condition of any property ever owned, leased or operated by either of them are or were in violation of any Environmental Laws or that either of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

                (o)        Compliance with Law. To the best of their knowledge, CBI and Classic have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and conduct and have conducted their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

                (p)        Brokerage. Except as may be disclosed in the Disclosure Schedule and with the exception of fees payable to Keefe, Bruyette & Woods, Inc. (“Keefe”), there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by CBI or Classic.

                (q)        No Undisclosed Liabilities. CBI and Classic do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due required in accordance with GAAP to be reflected in an audited consolidated balance sheet of CBI or the notes thereto, except (i) for liabilities set forth or reserved against in the CBI Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of CBI and Classic since the date of the most recent balance sheet included in the CBI Financial Statements, which such fluctuations in the aggregate are not material to CBI and Classic taken as a whole, (iii) liabilities relating to the transactions contemplated by this Agreement, and (iv) as may be disclosed in the Disclosure Schedule.

(r) Properties, Contracts and Other Agreements. The Disclosure Schedule lists or describes the following:

                (1)        Each parcel of real property owned by CBI or Classic and the principal buildings and structures located thereon;

                (2)        Each lease of real property to which CBI or Classic is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered;

                (3)        Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by CBI;

                (4)        Each guaranty by CBI or Classic of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Classic in the ordinary course of its business) or any warranty or indemnification agreement;

                (5)        Each agreement between CBI or Classic and any present or former officer, director or greater than 5% shareholder of CBI or Classic (except for deposit or loan agreements entered into in the ordinary course of Classic’s business);

                (6)        Each lease or license where CBI has an annual payment in excess of $10,000 with respect to personal property involving CBI or Classic, whether as lessee or lessor or licensee or licensor;

                (7)        The name and annual salary, in effect as of the date hereof, of each director or employee of CBI or Classic and any employment agreement or arrangement with respect to each such person; and

                (8)        Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of CBI or Classic not referred to elsewhere in this Section which (i) involves payment by CBI or Classic (other than as disbursement of loan proceeds to customers) of more than $50,000 annually or in the aggregate unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of CBI or Classic; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule have been provided to CHC. Neither CBI nor Classic nor, to CBI’s knowledge, any other party thereof, is in default under any such contracts and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default.

                (s)        Interim Events. Except as provided in the Disclosure Schedule, since September 30, 2004, neither CBI nor Classic has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of CHC pursuant to Section 4.01 hereof, with the exception of Section 4.01(n) and Section 4.01(p).

                (t)        Statements True and Correct. None of the information supplied or to be supplied by CBI or Classic for inclusion in (i) the Proxy Statement (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of CBI and at the time of the CBI shareholders’ meeting referred to in 6.02 hereof, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that CBI is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

                (u)        Books and Records. The books and records of CBI and Classic have been fully, properly and accurately maintained in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Management of CBI and its external auditors have not identified any material weaknesses in CBI’s or Classic’s internal controls over financial reporting.

                (v)        Deposit Insurance. The deposits of Classic are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and Classic has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

                (w)        Commercial Loan. Classic has made a commercial loan (the “Commercial Loan”) described in the Disclosure Schedule which is secured by certain property described in the Disclosure Schedule (the “Property”). Within five days after the date hereof, Classic will request from the operator of the Property (the “Operator”) (i) all permits and licenses required under Kentucky and federal law for the Operator to operate the Property that are in its possession and all environmental reports and audits conducted by Governmental Authorities and third parties with respect to the operation of the Property that are in its possession and (ii) current financial statements (including income statements and a current balance sheet) of the Operator and of the principal of the Operator who has guaranteed the Commercial Loan. CBI shall provide to CHC copies of the documents referred to in the foregoing sentence promptly after it receives them from the Operator. CBI and Classic represent and warrant that, to the best of their knowledge, neither the conduct nor operation by the Operator or by any previous owner (collectively, the “Borrower”) of the Property nor any condition of the Property violates or violated Environmental Laws in any material respect and no condition has existed or event has occurred with respect to the Property or the Borrower that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) the Borrower, Classic or CBI to remedy, stabilize, neutralize or otherwise alter the environmental condition of the Property. Neither CBI nor Classic nor, to the best of CBI’s and Classic’s knowledge, the Borrower has received any notice from any person or entity that CBI, Classic or the Borrower or the operation or condition of the Property are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances, or materials at, on, beneath, or adjacent to the Property. CBI and Classic represent and warrant that, to the best of CBI’s and Classic’s knowledge, the Operator is in compliance with all applicable financial assistance rules and requirements for the financing of closure and/or post-closure obligations for the Property.

        5.03     Representations and Warranties of CHC. Except as set forth in the Disclosure Schedule, CHC and City National hereby represent and warrant, jointly and severally, to CBI as follows:

(a) Organization and Capital Stock.

                (1)        CHC is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the corporate power to own all of its property and assets, to incur all of its liabilities, and to carry on its business as now being conducted. CHC is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. CHC has no direct subsidiaries other than City National and City Holding Capital Trust, an entity created in connection with a trust preferred financing by CHC.

                (2)        The authorized capital stock of CHC consists of (i) 50,000,000 shares of CHC Common Stock, of which, as of the date hereof, 16,588,057 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, par value $25.00 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of CHC Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of CHC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of CHC.

     (b)              Authorization and No Default. CHC’s Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by CHC of its obligations hereunder. City National’s Board of Directors has, by all appropriate action, approved this Agreement, Exhibit B, and the Subsidiary Merger and authorized the execution hereof and of Exhibit B on its behalf by its duly authorized officers and the performance by City National of its obligations hereunder and under Exhibit B. Nothing in the articles of incorporation, articles of association or bylaws of CHC or City National, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which CHC or City National is bound or subject which is material to CHC and City National taken as a whole or to the Company Merger or the Subsidiary Merger would prohibit CHC or City National from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by CHC and City National and constitutes a legal, valid and binding obligation of CHC and City National, enforceable against CHC and City National in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by judicial discretion in applying principles of equity. No other corporate acts or proceedings are required to be taken by CHC or City National except for the approval by the sole shareholder of City National to authorize the execution, delivery and performance of this Agreement and Exhibit B. Except for the requisite approval of the OCC and notices to the DFI and to the Federal Reserve, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by CHC or the Subsidiary Merger by City National. CHC and City National are neither in default under nor in violation of any provision of their articles of incorporation or articles of association or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on CHC and City National, taken as a whole.

(c) City National.

                (1)        City National is wholly-owned by CHC and is a national banking association duly organized, validly existing and in good standing under federal law and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. All of the outstanding shares of capital stock of City National are owned by CHC free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. There are no options, warrants or rights outstanding to acquire any capital stock of City National and no person or entity has any other right to purchase or acquire any unissued shares of stock of City National, nor does City National have any obligation of any nature with respect to its unissued shares of stock.

                (d)        Financial Information. The consolidated balance sheets of CHC and its subsidiaries as of December 31, 2003 and December 31, 2002, and related consolidated statements of income and statements of changes in shareholders’ equity and of cash flows for the three (3) years ended December 31, 2003, together with the notes thereto, included in CHC’s Form 10-K for the fiscal year ended December 31, 2003, as currently on file with the SEC, and the periodic financial statements for the fiscal quarter ended September 30, 2004, together with the notes thereto, included in CHC’s Form 10-Q for that quarter as currently on file with the SEC (together, the “CHC Financial Statements”), copies of which have been provided to CBI, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and for the absence of footnotes and normal year end adjustments in the quarterly CHC Financial Statements) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of CHC and its subsidiaries as of the dates and for the periods indicated.

                (e)        Absence of Changes. Except as set forth in the Disclosure Schedule, since September 30, 2004, there has not been any material adverse change in the financial condition, the results of operations or the business of CHC and City National taken as a whole, nor have there been any events or transactions that have had, or are reasonably expected to have, a Material Adverse Effect on CHC and City National, taken as a whole.

                (f)        Regulatory Enforcement Matters. Except as may be disclosed in the Disclosure Schedule, neither CHC nor City National is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to CHC or City National.

                (g)        Environmental Matters. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of CHC, neither the conduct nor operation of CHC or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of CHC and its subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of CHC and its subsidiaries of Environmental Laws or obligate (or potentially obligate) CHC or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to CHC and its subsidiaries. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of CHC, neither CHC nor any of its subsidiaries has received any notice from any person or entity that CHC or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

                (h)        Compliance with Law. CHC and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and conduct and have conducted their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

                (i)        Brokerage. Except as may be disclosed in the Disclosure Schedule and with the exception of fees payable to RBC Capital Markets (“RBC”), there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by CHC or its subsidiaries.

                (j)        No Undisclosed Liabilities. CHC and its subsidiaries do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due required in accordance with GAAP to be reflected in an audited consolidated balance sheet of CHC or the notes thereto, except (i) for liabilities set forth in or reserved against the CHC Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of CHC and its subsidiaries since the date of the most recent balance sheet included in the CHC Financial Statements, which such fluctuations in the aggregate are not material to CHC and City National taken as a whole, (iii) liabilities relating to the transactions contemplated by this Agreement, and (iv) as may be disclosed in the Disclosure Schedule.

                (k)        Tax Matters. CHC and City National have each filed with the appropriate governmental agencies or properly extended such filings, all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in the Disclosure Schedule, neither CHC nor City National is (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the Internal Revenue Service (the “IRS”) or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality (“Governmental Authority”) for assessment or collection of taxes. None of the tax returns of CHC or City National has been audited by the IRS or any state tax agency for the past five years. Neither CHC nor City National is, to the knowledge of CHC, the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of CHC for the quarter ended September 30, 2004, is, in the opinion of management, adequate to cover all of the tax liabilities of CHC and City National (including, without limitation, income taxes and franchise fees) as of such date in accordance with generally accepted accounting principles (“GAAP”).

                (l)        Litigation. Except as may be disclosed in the Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by City National with respect to loans in default with respect to which no claims have been asserted against City National, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the knowledge of CHC, threatened, against CHC or City National, or of which the property of CHC or City National is or would be subject involving a monetary amount, singly in excess of $250,000, or a request for specific performance, injunctive relief, or other equitable relief. No litigation, claim or other proceeding disclosed in the Disclosure Schedule is material to CHC and City National.

                (m)        Books and Records. The books and records of CHC and City National have been fully, properly and accurately maintained in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Management of CHC or its external auditors have not identified any material weaknesses in CHC’s or City National’s internal controls over financial reporting.

(n) Employee Matters and ERISA.

                (1)        Except as may be disclosed in the Disclosure Schedule, neither CHC nor City National has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of CHC or City National and to the knowledge of CHC there is no present effort nor existing proposal to attempt to unionize any group of employees of CHC or City National.

                (2)        Except as may be disclosed in the Disclosure Schedule, (i) CHC and City National are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither CHC nor City National is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against CHC or City National pending or, to the knowledge of CHC, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of CHC, threatened against or directly affecting CHC or City National; and (iv) neither CHC nor City National has experienced any work stoppage or other such labor difficulty during the past five (5) years.

                (3)        Except as may be disclosed in the Disclosure Schedule, neither CHC nor City National maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of CHC or City National (the “CHC Employee Plans”). To the knowledge of CHC, no present or former employee of CHC or City National has been charged with breaching nor has breached a fiduciary duty under any of the CHC Employee Plans. Except as may be disclosed in the Disclosure Schedule, neither CHC nor City National participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan. Except as may be disclosed in the Disclosure Schedule, neither CHC nor City National maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees or directors of CHC or City National. CHC has provided to CBI a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule or a summary plan description therefor.

                (o)        Statements True and Correct. None of the information supplied or to be supplied by CHC or City National for inclusion in (i) the Proxy Statement (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of CBI and at the time of the CBI shareholders’ meeting (referred to in Section 6.02 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that CHC is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

Article VI
Covenants

        6.01     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CBI, CHC, Classic and City National agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Company Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

      6.02     Shareholder Approval.

                (a)        CBI agrees to take, in accordance with applicable law, applicable rules of NASDAQ, and its certificate of incorporation and by-laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and the consummation of the actions and transactions contemplated hereby, and to solicit shareholder approval and adoption, as promptly as practicable after the Registration Statement (as hereinafter defined) is declared effective. The CBI Board of Directors is recommending and, unless its Board of Directors, after having consulted with and considered the advice of its outside counsel and its financial advisor, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with Delaware law, the CBI Board of Directors will continue to recommend to the shareholders of CBI that they approve this Agreement and the Company Merger and, subject to the above, will take any other action required to permit consummation of the transactions contemplated hereby.

                (b)        Each of CBI and CHC agree to take all action necessary in their respective capacities as sole shareholder of Classic and City National to approve and adopt the Agreement and Plan of Merger for Subsidiary Merger set forth in Exhibit B hereto and the transactions contemplated thereby.

      6.03     Registration Statement.

                (a)        CHC agrees to prepare a registration statement on Form S-4 (the “Registration Statement”), to be filed by CHC with the SEC in connection with the issuance of CHC Common Stock in the Company Merger (including the proxy statement and prospectus and other proxy solicitation materials of CBI constituting a part thereof (the “Proxy Statement”) and all related documents). The Proxy Statement shall fully disclose that CBI’s shareholders have dissenters’ rights under Section 262 of the DGCL. CBI shall advise CHC promptly of any exercise of such rights by a CBI shareholder. Both CBI and the Surviving Corporation agree to comply with the requirements of Section 262 of the DGCL applicable to them. CBI agrees to cooperate, and to cause Classic to cooperate, with CHC, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and, provided that CBI and Classic have cooperated as required above, CHC agrees to file the Registration Statement with the SEC as promptly as reasonably practicable after the date hereof. Each of CBI and CHC agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”) as promptly as reasonably practicable after filing thereof. CHC also agrees to use all reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. CBI agrees to furnish to CHC all information concerning CBI, Classic, and their officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

                (b)        CBI agrees, as to itself and Classic, and CHC agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the shareholders meeting for CBI, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of CBI and CHC further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

                (c)        CHC agrees to advise CBI, promptly after CHC receives notice thereof, of the time when the Registration Statement has become effective orZ any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CHC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04     Press Releases. Each of CBI and CHC agrees that it will not, without the prior approval of the other party, issue any press release or make any other public statement relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

      6.05     Access; Information.

                (a)        Each of CBI and CHC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

                (b)        Each of CBI and CHC agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 in accordance with that certain Confidentiality Agreement dated as of January 7, 2004, by and between CHC and CBI. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

                (c)        No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither CBI nor City National shall be required to provide access or disclose information regarding its review of CHC’s or City Holding’s compliance with this agreement or where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement.

        6.06     Acquisition Proposals. CBI agrees that it shall not, and shall cause Classic and Classic’s officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving CBI or Classic or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of CBI or Classic, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided however, that if CBI is not otherwise in violation of this Section 6.06, the CBI Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the CBI Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would more likely than not constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Delaware law. CBI shall promptly (within 24 hours) advise CHC following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise CHC of any material developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

        6.07     Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, CBI shall deliver to CHC a schedule of each person that, to CBI’s knowledge, is or is reasonably likely to be, as of the date of CBI shareholders’ meeting, deemed to be an “affiliate” of it (each, a “CBI Affiliate”) as that term is used in Rule 145 under the Securities Act. CBI agrees to use its reasonable best efforts to cause each person who may be deemed to be a CBI Affiliate to execute and deliver to CHC on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit C.

        6.08     NASDAQ Listing. CHC agrees to list, prior to the Effective Date, on the National Market System of NASDAQ, subject to official notice of issuance, the shares of CHC Common Stock to be issued to the holders of CBI Common Stock in the Company Merger.

      6.09     Regulatory Applications.

                (a)        CHC and CBI and their respective subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. Each of CHC, CBI, Classic and City National agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other party before filing for their review and after filing for their records.

                (b)        Each of CHC and CBI agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such party or City National or Classic to any third party or Governmental Authority; provided that all such parties shall have the right to review in advance any characterization of them which may appear in another party’s filing, notice or application.

        6.10     Title Insurance and Surveys. CBI shall deliver to CHC prior to the Effective Date copies of its most recent owner’s closing title insurance binder or abstract and surveys on each parcel of real estate described in the Disclosure Schedule, or such other evidence of title reasonably acceptable to CHC. CBI will also provide to CHC upon request any updates or new policies, abstracts or surveys on any such real estate as CHC shall reasonably request. CHC shall make any such requests for new policies, abstracts or surveys within 20 days after the date hereof, and agrees to pay the costs of any such policies, abstracts or surveys so requested.

        6.11     Environmental Reports. CBI has already provided CHC copies of any environmental reports it has obtained or received with respect to real property owned, leased or operated by CBI or Classic. CHC, within 10 days after the date hereof, may order a phase one environmental report by a consultant acceptable to CBI of any real property owned by CBI or Classic as to which CHC has not been provided reports pursuant to the foregoing sentence for which CHC desires a phase one environmental investigation. No such reports shall be requested with respect to any such property unless CHC has reason to believe that such property might contain any waste materials or otherwise might be contaminated. If the Commercial Loan is not sold or repaid within 90 days of the date hereof, CHC may then, within a 15-day period following the expiration of such 90-day period, order a phase one environmental report by a consultant satisfactory to CBI If required by any phase one investigation or similar environmental report provided to or obtained by CHC pursuant to this Section 6.11, and within 10 days after learning of such requirement, CHC may order a report by a consultant acceptable to CBI of a phase two investigation on properties requiring such additional study. CHC shall have 10 days from the receipt of any such phase two investigation report to notify CBI (“Phase Two Notice”) of the anticipated cost and type of any remedial or corrective actions which are recommended in such report as a result of possible legal liability arising from the existence of conditions identified in such report (“Remediation Estimate”). Should the Remediation Estimate exceed $300,000, then CHC shall have the right pursuant to Section 9.01(e) hereof, for a period of ten business days following receipt of such estimate of its intention to terminate this Agreement, which shall be CHC’s sole remedy in such event; provided, however, that CBI may notify CHC in writing within five business days after receipt of CHC’s termination notice under this Section 6.11 that it disagrees with the Remediation Estimate, and propose an independent review of such matters at its own expense by one of at least three independent experts (each an “Independent Expert”) it reasonably proposes to conduct the review. In the event CBI gives timely written notice, CHC’s attempted termination under this Section 6.11 shall not be effective unless and until an Independent Expert selected by CHC from the list provided by CBI concludes that the remediation costs and/or the penalty projections contained in the Remediation Estimate are more likely than not accurate based on past actions by the relevant governmental authority, any available government guidance or regulations, the information in the Remediation Estimate, and the experience of the Independent Expert; provided, however that if CHC’s consultant who prepared the Remediation Estimate disagrees with this conclusion, the parties shall mutually agree on a third independent expert who shall review the Remediation Estimate and the written advice of the Independent Expert and shall reach his or her own estimate of the cost of remedial and corrective actions. If his estimate is more than $300,000, CHC may terminate this Agreement under Section 6.11. CHC agrees to pay the costs of any phase one investigation or environmental report requested pursuant to this section and the cost of any phase two investigation prepared or conducted at CHC’s request pursuant to this section which does not recommend or suggest as being appropriate the taking of any remedial or corrective actions. CBI agrees to pay the costs of any phase two investigation prepared or conducted at CHC’s request pursuant to this section which recommends or suggests as being appropriate the taking of any remedial or corrective action.

      6.12     Conforming Accounting and Reserve Policies; Restructuring Expenses.

                (a)        Subject to applicable laws, following the date of shareholder and all required regulatory approvals of this Agreement, CBI shall (i) establish and take such reserves and accruals at such time as CHC shall reasonably request to conform CBI’s loan, accrual and reserve policies to CHC’s policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Company Merger and the Subsidiary Merger and restructuring charges related to or to be incurred in connection with the Company Merger and the Subsidiary Merger, in each case at such times as are reasonably requested by CHC, but in no event prior to two business days before the Effective Date; provided, however, that on the date such reserves, accruals and charges are to be taken, CHC shall certify in writing to CBI that all conditions to CHC’s obligation to consummate the Company Merger set forth in this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated the Effective Date, the delivery of which shall continue to be conditions to CHC’s obligation to consummate the Company Merger) have been satisfied or waived; and provided, further, that CBI shall not be required to take any action under Section 6.12 that is not consistent with applicable law and regulation and GAAP and regulatory accounting principles.

                (b)        No reserves, accruals or charges taken in accordance with this Section 6.12 may be a basis to assert a violation of a breach of a representation, warranty or covenant of CBI or Classic herein or a basis to assert that CBI has suffered a Material Adverse Effect.

      6.13     D & O Insurance.

                (a)        CHC shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy prior to the Effective Time to cover the present and former officers and directors of CBI or Classic (determined as of the Effective Time) for a period of three years from the Effective Time with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by CBI; provided however, that if CHC is unable to obtain such endorsement or a commitment for such endorsement within 30 days prior to the Effective Date, then CBI may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall CHC be required to expend in the aggregate during each year in such three-year period more than 150% of the current annual amount spent by CBI (the “Insurance Amount”) to maintain or procure its current directors’ and officers’ insurance coverage; provided further, that if CHC is unable to maintain or obtain the insurance called for by this Section 6.13(a), CHC shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of CBI or Classic may be required to make application and provide customary representations and warranties to CHC’s insurance carrier for the purpose of obtaining such insurance.

                (b)        For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of CBI and Classic against all losses, expenses (including attorneys’ fees), claims, amounts paid in settlement, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), regardless of whether such claim is asserted or claimed after the Effective Time, to the fullest extent then permitted under the DGCL and by CBI’s Certificate of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

                (c)        If CHC shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of CHC shall assume the obligations set forth in this Section 6.13.

        6.14     Notification of Certain Matters. Each of CBI and CHC shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.14 shall not constitute a failure to satisfy any condition set forth in Article VII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to satisfy a condition set forth in Article VII.

        6.15     Defined Contribution Plans. Classic maintains a 401(k) Savings and Profit Sharing Plan and Trust (“Classic 401(k) Plan”) and CHC maintains a 401(k) Plan and Trust (“CHC 401(k) Plan”). Classic shall make contributions to the Classic 401(k) Plan between the date hereof and the Effective Date consistent with the terms of the Classic 401(k) Plan and past practices. At the Effective Time, subject to applicable law and the requirements of the CHC 401(k) Plan, City National shall assume the Classic 401(k) Plan, merge such plan into its own CHC 401(k) Plan, and amend as necessary the participation agreement of such merged plan so that, (i) from and after the Effective Time, employees of Classic who become employees of CHC and its subsidiaries will accrue benefits pursuant to the CHC 401(k) Plan as adopted by CHC resulting from the merger of the Classic 401(k) Plan with the CHC 401(k) Plan, and (ii) from and after the Effective Time, former employees of Classic participating in the merged plan shall receive credit for eligibility and vesting purposes, for the service of such employees with Classic prior to the Effective Time as if such service were with CHC; provided, however, that the benefit of any such former employee of Classic in respect of service prior to the Effective Time shall be determined under the contribution formulae under the Classic 401(k) Plan as in effect from time to time prior to the Effective Time and the benefit of any such former employee of Classic in respect of service from and after the Effective Time shall be determined under the contribution formulae under the CHC 401(k) Plan as in effect from time to time from and after the Effective Time.

        6.16     CBI Option Plans. Prior to the Effective Date, CBI will use its best efforts to obtain written consents from each holder of a CBI Stock Option (other than non-employee directors of CBI) who does not exercise all of his or her CBI stock options prior to the Effective Time and holds a CBI Stock Option at the Effective Date, consenting to the disposition of such options on the Effective Date in accordance with the provisions of Section 3.01(b) above. By signing the signature page hereof, the directors of CBI (other than David B. Barbour, Lisah M. Frazier and Robert L. Bayes) hereby consent to the cashing out of their CBI Stock Options as provided in Section 3.01(b) above and agree not to exercise their options on or before the Effective Time unless (A) this Agreement is terminated and the Company Merger is abandoned pursuant to Article IX or (B) such exercise is made not more than one day before the date on which the option otherwise would cease to be exercisable. David B. Barbour shall be permitted to exercise and shall exercise during 2004 stock options for 68,707 shares of CBI Common Stock, Lisah M. Frazier shall be permitted to exercise during 2004 stock options for up to 40,342 shares of CBI Common Stock, and Robert S. Curtis shall be permitted to exercise during 2004 stock options for up to 38,320 shares of CBI Common Stock, and CBI represents and warrants that all of the options exercised in 2004 by such three individuals are non-qualified stock options. By signing the signature page hereof, David B. Barbour, Lisah M. Frazier and Robert S. Curtis agree to exercise their stock options in 2004 to the extent required in the preceding sentence. Lisah M. Frazier and Robert S. Curtis may (but are not required to) exercise in 2005 any stock options not exercised in 2004 hereunder.

        6.17     Recognition and Retention Plan. Unvested Shares of CBI Common Stock issued pursuant to the 1996 Recognition and Retention Plan (the “RRP”) prior to the Effective Time shall be vested and converted into the Consideration to the extent provided in Article III. CBI shall take all necessary steps required to terminate the RRP as of the Effective Date.

        6.18     ESOP. As of the Effective Date, the Classic Bancshares, Inc. Employee Stock Ownership Plan (the “Classic ESOP”) (i) shall be terminated, (ii) all shares of CBI Common Stock held by the Classic ESOP shall be converted into rights to receive the Consideration in respect thereof, (iii) all outstanding indebtedness of the Classic ESOP shall be repaid with cash received upon the exchange of unallocated shares of CBI Common Stock held in the Classic ESOP for the Consideration, other cash held by the ESOP, and the proceeds of any sale of such shares, to the extent necessary, or, at the option of CHC, to the extent permitted in the ESOP loan documents, shares held in the ESOP, (iv) any assets remaining in the suspense fund under the Classic ESOP shall be allocated to Participants’ accounts as earnings as of the Effective Date under the Classic ESOP, and (v) the net assets of the Classic ESOP shall be distributed to participants in the Classic ESOP and their beneficiaries, subject to the receipt of a favorable determination letter from the IRS and except as otherwise required by applicable law. The last contribution made by CBI or Classic to the Classic ESOP was made for the quarter ended September 30, 2004, and those contributions were at a level consistent with past practice. Neither CBI nor Classic shall make any additional contributions to the Classic ESOP other than quarterly loan payments required by the ESOP loan documents not to exceed $20,000 per quarter (except as required by applicable law). CBI and Classic shall make all amendments to the Classic ESOP required to permit the actions described in this Section 6.18. CBI, through its counsel, after consultation with CHC and its counsel, shall file the notifications or applications with the IRS necessary to comply with the provisions of this Section 6.18. If for any reason the IRS will not permit the Classic ESOP to be terminated or distributions be made to employees of CBI and Classic as provided above unless the Classic ESOP is amended, CBI may make such required amendment.

        6.19     Supplemental Retirement Agreement. David B. Barbour has entered into a Supplemental Retirement Agreement dated December 27, 1995 with Classic (“SR Agreement”) pursuant to which he is entitled to receive monthly compensation equal to 24% of his monthly compensation (as determined under SR Agreement) for the remainder of his life beginning at age 65, with certain survivor benefits for his spouse. In full and complete satisfaction of the obligations of Classic, CHC and City National to Mr. Barbour under the SR Agreement and notwithstanding anything contained in the SR Agreement to the contrary, CHC or City National shall purchase, coincidental with or within 30 calendar days after the Effective Date, an annuity contract from an insurance company rated by the S&P, AAA or better, for a premium equal to $700,000 which will provide a level life annuity to CHC or City National over the life of Mr. Barbour beginning on the date on which he reaches age 65, and the annual amount payable to Mr. Barbour for each calendar year beginning with the calendar year he reaches age 65 from CHC or City National under this paragraph attributable to, and in full satisfaction of, the SR Agreement will be equal to the annual pre-tax amount received by CHC or City National under the Annuity Contract in each such calendar year; provided, however, that Mr. Barbour shall at no times have a secured interest or interest of any type in the Annuity Contract or in any other asset of CHC or City National, and Mr. Barbour shall be an unsecured creditor of CHC or City National with regard to the obligation under the SR Agreement and this paragraph; provided, further, that Mr. Barbour may request in writing to CHC or City National before the Effective Date that the terms of the Annuity Contract may also provide for a survivor benefit to a surviving spouse of Mr. Barbour, on terms requested by Mr. Barbour, but in no event shall the premium for the Annuity Contract increase to an amount in excess of $700,000 or shall the payments under the Annuity Contract commence before the date on which Mr. Barbour would have reached age 65 or, if earlier, the date of his death, and, if the Annuity Contract is modified, the annual amounts due to Mr. Barbour under the SR Agreement and this paragraph shall be equal to the annual pre-tax amount paid to CHC or City National under the Annuity Contract with the modified payment form. CHC and City National agree to provide Mr. Barbour or his spouse, promptly after receipt thereof, copies of statements received from the insurance company underwriting the annuity regarding its status until the obligation to Mr. Barbour and any spouse under such annuity has been paid in full. By signing the signature page hereof, David B. Barbour consents to the terms of this Section 6.19.

      6.20     Employee Matters.

                (a)        CHC agrees that those employees of CBI or Classic who become employees of CHC or its subsidiaries, on the Effective Date (“Former CBI Employees”), while they remain employees of CHC or its subsidiaries after the Effective Date will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by CHC to similarly situated employees of CHC and its subsidiaries, except as otherwise provided herein. Except as hereinafter provided, at the Effective Time, CHC will amend or cause to be amended each employee benefit and welfare plan of CHC and its subsidiaries in which Former CBI Employees are eligible to participate, to the extent necessary, so that as of the Effective Time (i) such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with CBI and Classic as if such service were with CHC and its subsidiaries, (ii) Former CBI Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of CHC or its subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Date, (iii) Former CBI Employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time, (iv) for purposes of determining the entitlement of Former CBI Employees to sick leave and vacation pay following the Effective Time, the service of such employees with CBI and Classic shall be treated as if such service were with CHC and its subsidiaries; and (v) former CBI Employees are first eligible to participate and will commence participation in the CHC 401(k) Plan on the Effective Date. Notwithstanding the foregoing, (1) no Former CBI Employees shall be eligible to participate in City Holding’s West Virginia Bankers Association Master Retirement Plan (“CHC Defined Benefit Plan”) except to the limited extent provided in Section 6.22 hereof, as that plan has been frozen, and (2) CHC at its option may decide to assume and maintain the medical, dental and health plans of Classic and CBI for up to three years following the Effective Date for the benefit of employees and former employees of CBI and Classic who are currently participating in those plans, subject to membership in the Kentucky Bankers Association and to the approval of the insurer of benefits under those plans, which approval Classic and CBI agree to use their best efforts to obtain if so requested by CHC. For the purpose of this paragraph, service with financial institutions acquired by CBI or Classic shall be deemed to be service with CBI, to the extent CBI or Classic gave credit for such prior service to former employees of the acquired financial institutions under its employee benefit plans.

                (b)        CBI and Classic will comply with applicable law and the terms of the relevant Employee Plan with respect to the voting of any CBI Common Stock held by any such plan.

                (c)        David B. Barbour, Lisah M. Frazier and Robert S. Curtis agree to continue serving CBI and Classic and their successors, at CHC’s option, through August 31, 2005, at their current base salary, to assist in the integration of Classic’s employees, customers and operations into CHC. Prior to the Effective Time, Messrs. Curtis and Barbour and Lisah M. Frazier will continue to be paid the compensation provided for in their employment agreements with Classic and CBI and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. At the Effective Time, these employment agreements with Classic and CBI shall terminate and be void and without further effect. On or before the Effective Date, Mr. Barbour, Ms. Frazier and Mr. Curtis shall enter into Non-Compete and Nonsolicitation Agreements, in the form of Exhibit D (provided however that the Restricted Period for Mr. Curtis only shall be 18 months instead of three years). In consideration of the foregoing, CBI or Classic shall pay $1,800,000 to Mr. Barbour, $800,000 to Mr. Curtis, and $800,000 to Ms. Frazier in a lump sum on the Effective Date; provided, however, that in no event will such payments be made in excess of an amount permitted under § 280G of the Code without loss of a tax deduction to the payor or imposition of an excise tax on the payee. In order to assist CBI and the executive in tax planning opportunities, CBI or Classic may choose to pay the executive a portion of the amount due under this Section 6.20(c) on or before December 31, 2004, rather than at the Effective Date; provided, however, that the pre-payment of an amount due under this Section 6.20(c) shall not increase the amount otherwise due hereunder and the amount of such payment shall be deductible for income tax purposes by CBI or Classic. Classic covenants and agrees that it will obtain from each of Mr. Curtis, Mr. Barbour and Ms. Frazier prior to the Effective Time a binding written commitment to accept the terms of this Section 6.20(c) in the form of Exhibit E hereto.

                (d)        CBI and Classic covenant and agree to take no steps prior to the Effective Date which would entitle any officer to resign and receive benefits under his Employment Agreement.

        6.21     Severance. Those employees of CBI and Classic who do not have employment or severance agreements as of the date of their termination (i) who CHC or its subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within nine months after the Effective Date, and (ii) who sign and deliver a termination and release agreement in the form attached hereto as Exhibit F, shall be entitled to severance pay equal to one week of pay, at their rate of pay in effect at the Effective Time, for each full year of continuous service with CBI or Classic or their successors not in excess of 26 years completed prior to the Effective Time and, in the case of employees who continue as employees of CHC or its subsidiaries after the Effective Time, prior to their termination as such, subject to a minimum of four weeks of pay. Furthermore, any terminated employees shall be entitled to continuation coverage under City National’s group health plans or under Classic’s health plans continued by City National as provided in Section 6.20(a) hereof, as required by COBRA. Nothing in this Section 6.21 shall be deemed to limit or modify the at will employment policy of CHC or its subsidiaries.

        6.22     Defined Benefit Plan. Classic has a Financial Institutions Retirement Fund (“Classic Retirement Plan”) which is not admitting additional participants unless required to do so to maintain the qualified status of the plan. CBI and Classic shall make contributions to the Classic Retirement Plan between the date hereof and the Effective Date only to the extent required to maintain the Plan’s tax-qualified status and avoid any federal income taxes or penalties attributable to the Plan’s funding status. Within 30 days after the date hereof, Classic and CBI shall freeze the Retirement Plan so that no further benefits will accrue thereunder. At the Effective Time, subject to applicable law and the requirements of the CHC Defined Benefit Plan, City National shall assume the Classic Retirement Plan and, at CHC’s election, merge such plan into its own defined benefit plan, and continue to administer the frozen merged plan of Classic so as to provide benefits to the participants in the former Classic Retirement Plan as provided by the terms thereof .

        6.23     Cafeteria Plan. Classic has a cafeteria plan under §125 of the Code. Classic agrees to terminate that plan on or before the Effective Date. Former CBI Employees will become eligible to participate in CHC’s cafeteria plan at the Effective Date.

        6.24     Short-Swing Trading Exemption. Prior to the Effective Date, the board of directors of CHC shall adopt such resolutions as necessary to cause any shares of CHC Common Stock to be received by executive officers and directors of CBI as part of the Consideration to qualify for the exemptions provided in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended. CBI’s board of directors shall adopt such resolutions as are necessary to cause any shares of CBI Common Stock or CBI stock options owned by executive officers and directors of CBI and canceled in the Company Merger to qualify for the exemptions provided in Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended.

Article VII
Conditions to Consummation of the Merger

        7.01     Conditions to Each Party’s Obligation to Effect the Company Merger. The respective obligation of each of CHC and CBI to consummate the Company Merger is subject to the fulfillment or written waiver by CHC and CBI prior to the Effective Time of each of the following conditions:

                (a)        Shareholder Approval. This Agreement and the actions and transactions contemplated hereby shall have been duly adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of CBI Common Stock entitled to vote thereon in accordance with applicable law, the CBI Articles of Incorporation and the CBI Bylaws, and the actions and transactions contemplated in the Agreement and Plan of Merger for Subsidiary Merger shall have been duly adopted by CBI and CHC, acting in their respective capacities as sole shareholders of Classic and City National.

                (b)        Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Company Merger and the Subsidiary Merger, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction which would have a Material Adverse Effect on either CHC or CBI.

                (c)        Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Company Merger and the Subsidiary Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole.

                (d)        No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

                (e)        Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                (f)        Blue Sky Approvals. All permits and other authorizations under the state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of CHC Common Stock to be issued in the Company Merger shall have been received and be in full force and effect.

        7.02     Conditions to Obligation of CBI. The obligation of CBI to consummate the Company Merger is also subject to the fulfillment or written waiver by CBI prior to the Effective Time of each of the following conditions:

                (a)        Representations and Warranties. The representations and warranties of CHC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and CBI shall have received a certificate, dated the Effective Date, signed on behalf of CHC by the Chief Executive Officer and the Chief Financial Officer of CHC to such effect; provided, however, inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on CHC or CBI and provided further, that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

                (b)        Performance of Obligations of CHC. CHC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CBI shall have received a certificate, dated the Effective Date, signed on behalf of CHC by the Chief Executive Officer and the Chief Financial Officer of CHC to such effect.

                (c)        Opinion of Counsel. CBI shall have received an opinion, dated the Effective Date, of Barnes & Thornburg LLP, counsel to CHC, in substantially the same form as that attached hereto as Exhibit G.

                (d)        Tax Opinion of CHC’s Counsel. CBI shall have received an opinion of Barnes & Thornburg LLP, counsel to CHC, to the effect that (1) the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of CBI to the extent they receive shares of CHC Common Stock as Consideration in exchange for shares of CBI Common Stock.

                (e)        Keefe, Bruyette & Woods, Inc. Fairness Opinion. CBI shall have received the opinion of Keefe, Bruyette & Woods, Inc., dated the date of this Agreement and the date of the Proxy Statement (which shall be appended as an exhibit to the Proxy Statement), that the Consideration to be received in the Company Merger by the shareholders of CBI is fair to the shareholders of CBI from a financial point of view.

                (f)        Non-Competes. Mr. Barbour, Ms. Frazier and Mr. Curtis shall have entered into the Non-Compete and Nonsolicitation Agreements contemplated by Section 6.20(c) hereof.

        7.03     Conditions to Obligation of CHC. The obligation of CHC to consummate the Company Merger is also subject to the fulfillment or written waiver by CHC prior to the Effective Time of each of the following conditions:

                (a)        Representations and Warranties. The representations and warranties of CBI set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and CBI shall have received a certificate, dated the Effective Date, signed on behalf of CBI by the Chief Executive Officer and the Chief Financial Officer of CBI to such effect; provided, however, that inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on CHC, City National, Classic or CBI and provided further, that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

                (b)        Performance of Obligations of CBI. CBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CHC shall have received a certificate, dated the Effective Date, signed on behalf of CBI by the Chief Executive Officer and the Chief Financial Officer of CBI to such effect.

                (c)        Opinion of Counsel. CHC shall have received an opinion, dated the Effective Date, of Luse Gorman Pomerenk & Schick, P.C., Counsel to CBI, in substantially the same form as that attached hereto as Exhibit H.

                (d)        Tax Opinion of CHC’s Counsel. CHC shall have received an opinion of Barnes & Thornburg, counsel to CHC, dated the Effective Date, to the effect that the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code.

                (e)        Environmental Report. CHC shall have received the environmental reports required by Section 6.11 hereof, and shall not have elected, pursuant thereto and pursuant to Section 9.01(e) hereof, to terminate and cancel this Agreement.

                (f)        Closing Book Value. The Closing Book Value of CBI shall not be less than the consolidated stockholders’ equity of CBI as of September 30, 2004. As used in the preceding sentence, the term “Closing Book Value” shall mean the amount of the consolidated stockholders’ equity of CBI, as of the end of the month immediately preceding the Effective Date, determined in accordance with generally accepted accounting principles, plus (i) the amount of any decrease in the consolidated stockholders’ equity of CBI resulting from or attributable to expenses of the Company Merger or the Subsidiary Merger or any expense, charge, or pay-out arising from any of the transactions or actions contemplated by this Agreement, plus (ii) any reduction of consolidated stockholders’ equity theretofore recorded solely as a result of accruals, reserves or charges taken by CBI at the request of CHC pursuant to Section 6.12 hereof; provided that any change in the value of CBI’s intangible assets and any increase or decrease in the value of CBI’s securities portfolio since September 30, 2004, shall be excluded from the Closing Book Value calculations at the Effective Date.

                (g)        Deposit Level. The total bona fide deposit accounts of Classic (excluding for this purpose, all certificates of deposit and any municipal or public deposit accounts exceeding $200,000, individually) as of the end of the month immediately preceding the Effective Time, shall be not less than 97% of the level of such deposit accounts at September 30, 2004.

                (h)        Director non-competes. In consideration of the consummation of the Company Merger, each of the directors of CBI and of Classic who are not employees of CBI or Classic shall have executed and delivered to CHC an agreement by which such directors shall agree for the Restricted Period (as defined below) not to directly or indirectly, whether for their own account or for the account of any other person, firm, corporation, or other business organization, (i) serve as director of, or beneficially own more than 5% of the voting common stock of, any financial institution engaged in the provision of Banking Services within 40 miles of any CBI, Classic, CHC or City National branch or office as of the date hereof, or (ii) join with any other parties to apply to any Governmental Authority for the issuance of a bank, savings bank, or savings association charter for operation in the States of Kentucky, Ohio or West Virginia. Notwithstanding any provision contained in this Section 7.03(i), the restrictions contained herein shall not be applicable to any activity or investment of the Director which existed at the time of this Agreement and which was disclosed by the director to CHC. The term “Restricted Period” shall mean the period beginning on the Effective Date and ending three (3) years from the Effective Time. The term “Banking Services” shall mean retail or commercial deposit or lending business, trust or asset management and all other services which are customarily provided by banks or which are otherwise provided by CHC or its subsidiaries. The agreement referred to in this Section 7.03(h) shall be in the form of Exhibit I hereto.

        7.04     Commercial Loan. The Commercial Loan shall either have been sold by Classic for no less than the legal balance of the loan, including all principal, accrued interest and penalties (the “Legal Balance”) at the time of sale or the Legal Balance of such loan shall have been repaid to Classic in full on or before the Effective Date. Notwithstanding the foregoing, if the Commercial Loan is sold by Classic prior to the Effective Date or repaid to Classic for less than the Legal Balance, the foregoing condition shall be deemed to have been met if the cash consideration per share payable to CBI shareholders at Closing is reduced by an amount equal to the after tax difference between the Legal Balance and the amount paid to Classic for the Commercial Loan divided by the number of shares of CBI Common Stock outstanding on the Effective Date.

Article VIII
Closing

8.01     Deliveries by CBI at Closing. At the Closing, CBI shall deliver to CHC:

                (a)        certified copies of the Certificate of Incorporation, Articles of Incorporation and Bylaws of CBI and Classic;

                (b)        the officers’ certificates required by Sections 7.03(a) and 7.03(b) hereof;

                (c)        a certified copy of the resolutions of CBI’s Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Company Merger;

                (d)        a certified copy of the resolutions of Classic’s Board of Directors and sole shareholder, as required for valid approval of the execution of this Agreement and Exhibit B and the consummation of the Subsidiary Merger;

                (e)        a Certificate of the Secretary of State of the State of Delaware, dated a recent date, stating that CBI is in good standing;

                (f)        Certificates of the DFI and the FDIC, dated recent dates, relating to the valid existence and the FDIC insurance of deposits of Classic;

                (g)        Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Secretary of State of the States of Delaware and West Virginia in order to cause the Company Merger to become effective pursuant to the WVBCA and the DGCL;

                (h)        any Articles of Merger that may be required to be filed with the DFI and/or the Kentucky Secretary of State with respect to the Subsidiary Merger;

                (i)        a legal opinion from counsel for CBI in form reasonably acceptable to CHC counsel, opining with respect to the matters required by Section 7.03(c) hereto; and

                (j)        such other documents as CHC or its counsel may reasonably request.

8.02     Deliveries by CHC at the Closing. At the Closing, CHC shall deliver to CBI:

                (a)        certified copies of the Articles of Incorporation, Articles of Association and Bylaws of CHC and City National;

                (b)        the officers’ certificates required by Section 7.02(a) and (b) hereof;

                (c)        a certified copy of the resolutions of CHC’s Board of Directors authorizing the execution of this Agreement and the consummation of the Company Merger;

                (d)        a certified copy of the resolutions of City National’s Board of Directors and its sole shareholder authorizing the execution of this Agreement and the consummation of the Subsidiary Merger;

                (e)        Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Secretary of State of the States of Delaware and West Virginia in order to cause the Company Merger to become effective pursuant to the WVBCA and the DGCL;

                (f)        any Articles of Merger that may be required to be filed with the DFI and/or the Kentucky Secretary of State with respect to the Subsidiary Merger;

                (g)        a legal opinion from counsel for CHC, in form reasonably acceptable to CBI’s counsel, opining with respect to the matters required by Section 7.02(c) hereto;

                (h)        the tax opinion required by Section 7.02(d) hereto; and

                (i)        such other documents as CBI or its counsel may reasonably request.

Article IX
Termination

9.01     Termination. This Agreement may be terminated and the Company Merger may be abandoned:

                (a)        Mutual Consent. At any time prior to the Effective Time, by the mutual consent of CHC and CBI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

                (b)        Breach. At any time prior to the Effective Time, by CHC in writing if CBI has, or by CBI in writing if CHC has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 7.02(a) or 7.02(b), or Section 7.03(a) or 7.03(b), whichever is applicable, would not be satisfied, unless such breach has been or may be cured within 30 days after written notice of such breach.

                (c)        Delay. At any time prior to the Effective Time, by CHC or CBI, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Company Merger is not consummated by September 30, 2005, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

                (d)        No Approval. By CBI or CHC, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Company Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or (2) the shareholder approval contemplated by Section 6.02 herein is not obtained within 60 days of the effectiveness of the Registration Statement; provided, however, that neither CBI nor CHC shall be entitled to terminate this Agreement under this section unless they have complied with all of their obligations under this agreement with respect to the Registration Statement, the CBI proxy statement and the CBI shareholder meeting.

                (e)        Environmental Reports. CHC may terminate this Agreement to the extent provided by and subject to the limitations of Section 6.11 hereof in which case termination shall be CHC’s and City National’s sole remedy.

                (f)        Failure to Recommend, Etc. By CHC if (1) upon the effectiveness of the Registration Statement, the Board of Directors of CBI shall not have recommended adoption and approval of this Agreement to its shareholders, or (2) at any time prior to the receipt of the approval of CBI’s shareholders contemplated by Section 7.01(a), CBI’s Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the other party (whether in accordance with Section 6.02 or otherwise).

                (g)        Acceptance of Superior Proposal. By CBI, if, without breaching Section 6.06, CBI shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the CBI Board, after consulting with and considering the advice of CBI’s outside counsel and financial advisors, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to CBI unless it delivers to CHC (1) written notice of CBI’s intention to terminate at least five days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 9.03. For purposes of this Section 9.01(g), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of CBI receiving the Acquisition Proposal, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, and (2) if consummated, is reasonably likely to result in a materially more favorable transaction than the Company Merger for CBI and its shareholders and other relevant constituencies.

        9.02     Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Company Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 9.03 and 10.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination unless such party is obligated to pay and has paid the Fee pursuant to Section 9.03.

        9.03     Liquidated Damages. If (1) CHC terminates this Agreement pursuant to Section 9.01(f) or (2) CBI terminates this Agreement pursuant to Section 9.01(g), then, within five business days of such termination, CBI shall pay CHC by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy, $2,300,000 (the “Fee”). If (i) this Agreement is terminated solely by reason of the failure of CBI to receive shareholder approval of the Company Merger and an Acquisition Proposal was publicly announced or disclosed at any time after the date of this Agreement and prior to the date of any CBI shareholder meeting to consider this Agreement, and (ii) if, within twelve months after the date of such termination, a change in control of CBI is consummated, then CBI shall pay the Fee to CHC by wire transfer in immediately available funds. (For purposes of this Section 9.03, a “change in control” of CBI shall be deemed to have taken place if: (w) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than CBI, Classic, or any employee benefit plan of CBI or Classic, is or becomes the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the then-issued and outstanding common stock of CBI or Classic or the combined voting power of the then-outstanding securities of CBI or Classic, whether through a tender offer or otherwise; (x) there occurs any consolidation or merger in which CBI or Classic is not the continuing or surviving corporation (except for a merger in which the holders of CBI or Classic’s common stock and/or other voting stock immediately prior to the merger have the same proportionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (y) there occurs any consolidation or merger in which CBI or Classic is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property or if its shareholders own less than 50% of the outstanding common stock immediately after the transaction; or (z) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of CBI or Classic. No Fee shall be required to be paid if CHC or CBI terminates this Agreement solely because of the failure of CBI to obtain the shareholder approval of this Agreement and the actions and transactions contemplated hereby.

Article X
Miscellaneous

        10.01     Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 6.05(b), 9.02, and 9.03 and in this Article X, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in Sections 6.13 and 6.18 through 6.22, which by their terms apply or are to be performed in whole or in part after the Effective Time, and this Article X.

        10.02     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision, or (b) amended or modified by an agreement in writing executed by both parties, except that, after approval of the Company Merger by the shareholders of CBI, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

        10.03     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        10.04     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of West Virginia applicable to contracts made and to be performed entirely within such State.

        10.05     Expenses. Subject to Sections 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses relating to the CBI shareholder meeting shall be shared equally by CBI and CHC.

        10.06     Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to CHC, to:

Charles Hageboeck, Executive Vice President & CFO
City Holding Company
25 Gatewater Road
Charleston, West Virginia 25313
Facsimile: (304) 769 -1122

With a copy to:

Claudia V. Swhier, Esq.
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana 46204
Facsimile: (317) 231-7433

If to CBI, to:

David B. Barbour, President
Classic Bancshares, Inc.
344 Seventeenth Street
Ashland, Kentucky 41101
Facsimile: (606) 326-2296

With a copy to:

Kip A. Weissman, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Facsimile: (202) 362-2902

        10.07     Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.13, 6.18, 6.19 and 6.20 hereof (which is intended to be for the benefit of those present and former officers and directors of CBI and Classic affected thereby and may be enforced by such persons), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CLASSIC BANCSHARES, INC. ("CBI") By: /s/ David B. Barbour ———————————————— Printed: David B. Barbour Title: President	CITY HOLDING COMPANY ("CHC") By: /s/ Gerald R. Francis ———————————————— Printed: Gerald R. Francis Title: President

CLASSIC BANK By: /s/ David B. Barbour ———————————————— Printed: David B. Barbour Title: President	CITY NATIONAL BANK OF WEST VIRGINIA By: /s/ Gerald R. Francis ———————————————— Printed: Gerald R. Francis Title: President

        Each of the undersigned directors of CBI hereby agrees in his individual capacity, subject to his fiduciary obligations as a director, but not in his capacity as a director, to vote his shares of CBI Common Stock that are registered in his personal name (and agrees to use his best efforts to cause all additional shares of CBI Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of CBI Common Stock with the purpose of avoiding his agreements set forth in the preceding sentence. Each of the undersigned directors agrees to the terms of Section 6.16 of this Agreement with respect to their individually owned stock options. Each of the undersigned directors (other than David B. Barbour and Lisah M. Frazier) agrees to sign the director non-competes in the Form of Exhibit I hereto. David B. Barbour and Lisah M. Frazier agree to the terms of Section 6.20(c) of this Agreement as it relates to them. David B. Barbour consents to the terms of Section 6.19.

      Dated this 29th day of December, 2004.

/s/ C. Cyrus Reynolds —————————————— C. Cyrus Reynolds

/s/ David B. Barbour —————————————— David B. Barbour

/s/ Jeffrey P. Lopez, M.D. —————————————— Jeffrey P. Lopez, M.D.

/s/ Robert B. Keifer, Jr. —————————————— Robert B. Keifer, Jr.

/s/ David A. Lang —————————————— David A. Lang

/s/ Robert L. Bayes —————————————— Robert L. Bayes

/s/ Steven C. Milleson —————————————— Steven C. Milleson

/s/ Lisah M. Frazier —————————————— Lisah M. Frazier

/s/ E. B. Gevedon, Jr. —————————————— E. B. Gevedon, Jr.

/s/ Robert A. Moyer, Jr. —————————————— Robert A. Moyer, Jr.

/s/ John W. Clark —————————————— John W. Clark

        Each of the undersigned directors of Classic agrees in his individual capacity, subject to his fiduciary obligations as a director, but not in his capacity as a director, to vote his shares of CBI Common Stock that are registered in his personal name (and agrees to use his best efforts to cause all additional shares of CBI Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. Each of the undersigned directors except Robert S. Curtis agrees to sign the director non-competes in the form of Exhibit I hereto. Robert S. Curtis agrees to the terms of Section 6.20(c) of this Agreement to the extent it relates to him.

      Dated this 29th day of December, 2004.

/s/ Robert S. Curtis —————————————— Robert S. Curtis

/s/ Jack R. Patterson —————————————— Jack R. Patterson

/s/ Darrell Haney —————————————— Darrell Haney

/s/ Richard C. Layman —————————————— Richard C. Layman

/s/ Wm. Carson Elswick —————————————— Wm. Carson Elswick

/s/ Doug Moore —————————————— Doug Moore

/s/ Brent E. Clark —————————————— Brent E. Clark

/s/ Dewey Bocook, Jr. —————————————— Dewey Bocook, Jr.

/s/ Edward R. Rambacher, CPA —————————————— Edward R. Rambacher, CPA

/s/ David T. Phillips —————————————— David T. Phillips

/s/ J.R. McKenzie —————————————— J.R. McKenzie

List of Exhibits

Exhibit     Title

    A.        Plan of Merger

    B.        Form of Agreement and Plan of Merger for Subsidiary Merger

    C.        Form of Affiliate Agreement

    D.        Form of Non-Compete and Nonsolicitation Agreement

    E.        Form of Agreement Relating to Payments to Terminate Employment Agreement

    F.        Form of Termination and Release Agreement

    G.        Form of Opinion of CHC’s Counsel

    H.        Form of Opinion of CBI’s Counsel

    I.        Director Non-Compete

Exhibit A

PLAN OF MERGER
of
CITY HOLDING COMPANY,
a West Virginia corporation
and
CLASSIC BANCSHARES, INC.
a Delaware corporation

                1.        The names of the corporations proposing to merge (the “Company Merger”) are City Holding Company, a West Virginia corporation (the “Surviving Corporation”) and Classic Bancshares, Inc., a Delaware corporation (the “Merging Corporation”), pursuant to an Agreement and Plan of Reorganization dated as of September ___, 2004 (the “Reorganization Agreement”).

                2.        The Merging Corporation has 2,700,000 authorized shares of common stock, par value $.01 per share (“CBI Common Stock”), and 100,000 authorized shares of preferred stock, par value $.01 per share, of which _________ shares of CBI Common Stock and no shares of preferred stock are presently issued and outstanding.

                3.        The Surviving Corporation has 50,000,000 authorized shares of common stock, $2.50 par value per share (“CHC Common Stock”), and 500,000 authorized shares of preferred stock, $25.00 par value per share, of which ___________ shares of CHC Common Stock and no shares of preferred stock are presently issued and outstanding.

                4.        The effective date of the Company Merger, as that phrase is used herein, shall mean ________________, 2005 (the “Effective Date”). The date and time at which the Company Merger becomes effective shall be the Effective Time.

                5.        Each share of CBI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of Merging Corporation and shares held directly or indirectly by Surviving Corporation, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive:

    (A)        .9624 share (the “Exchange Ratio”) of CHC Common Stock, and

    (B)        $11.08 in cash;

(The total cash and share of CHC Common Stock payable for a share of CBI Common Stock shall herein be referred to collectively as the “Consideration.”).

    (C)        Each share of CBI Common Stock that, immediately prior to the Effective Time, is held as treasury stock of Merging Corporation or held directly or indirectly by CHC, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

                6.        Each share of CHC Common Stock which is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of CHC Common Stock at and after the Effective Time.

                7.        Notwithstanding the foregoing, if any holders of CBI Common Stock dissent from the Company Merger and demand dissenters’ rights under the Delaware Business Corporation Law (the “DGCL”), any issued and outstanding shares of CBI Common Stock held by such dissenting holders shall not be converted as described in paragraph 5 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the DGCL; provided, however, that each share of CBI Common Stock outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters’ rights or lose his or her right to exercise dissenters’ rights shall have only the right to receive the Consideration.

                8.        At the Effective Time, (a) holders of CBI Common Stock shall cease to be, and shall have no rights as, shareholders of CBI, other than the right to receive (1) any dividend or other distribution with respect to such CBI Common Stock with a record date occurring prior to the Effective Time, (2) the Consideration provided under this Plan of Merger, and (3) any dissenters’ rights to which they may be entitled under the DGCL if such holders have dissented to the Company Merger. After the Effective Time, there shall be no transfers on the stock transfer books of Merging Corporation or the Surviving Corporation of shares of CBI Common Stock.

                9.        Notwithstanding any other provision in this Agreement, no fractional shares of CHC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, Surviving Corporation shall pay to each holder of CBI Common Stock who otherwise would be entitled to a fractional share of CHC Common Stock an amount in cash (without interest) determined by multiplying such fraction by the CHC Average Stock Price. The CHC Average Stock Price shall equal the average of the per share closing prices of a share of CHC Common Stock as reported on the Nasdaq Stock Market’s National Market during the ten trading days preceding the fifth (5th) calendar day preceding the Effective Date.

                10.        Upon the Effective Date, the Merging Corporation shall merge into and with the Surviving Corporation, which shall survive the Company Merger and the separate existence of the Merging Corporation shall thereupon cease.

                11.        Upon and after the Effective Date, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public, as well as a private nature, of each of the parties hereto; and all property, real, personal and mixed, all debts due on whatever account and all other choses in action and all and every other interests of or belonging to or due to each of the parties hereto shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, shall not revert or be in any way impaired by reason of the Company Merger.

                12.        Upon and after the Effective Date, the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of both of the parties hereto in the same manner and to the same extent as if the Surviving Corporation had itself incurred the same or contracted therefor; and any claim existing or action or proceeding by or against either of the parties hereto may be prosecuted to judgment as if the Company Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor liens upon the property of either of the parties hereto shall be impaired by such Company Merger; but any such lien shall be limited to the property upon which there were liens immediately prior to the time of the Company Merger.

                13.        The Articles of Incorporation of the Surviving Corporation shall continue to be the Articles of Incorporation of the Surviving Corporation upon and after the Effective Date until changed or amended in accordance with the terms thereof.

                14.        The Code of By-Laws of the Surviving Corporation shall continue to be the Code of ByLaws of the Surviving Corporation upon and after the Effective Date until changed or amended in accordance with the terms thereof.

                15.        The directors of the Surviving Corporation immediately prior to the Effective Date shall continue to hold such positions following the Company Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified.

Exhibit B

AGREEMENT AND PLAN OF MERGER FOR SUBSIDIARY MERGER

        This AGREEMENT AND PLAN OF MERGER FOR SUBSIDIARY MERGER (this “Agreement”) dated as of December ___, 2004, by and between City National Bank of West Virginia (“City National”), a national banking association and wholly-owned subsidiary of City Holding Company, a West Virginia corporation (“CHC”), and Classic Bank (“Classic”), a Kentucky commercial bank and wholly-owned subsidiary of Classic Bancshares, Inc., a Delaware corporation (“CBI”),

WITNESSETH:

        WHEREAS, CHC, CBI, City National and Classic have entered into an Agreement and Plan of Reorganization dated as of December ___, 2004 (the “Reorganization Agreement”) providing for the acquisition by CHC of all of the outstanding shares of common stock, $.01 par value per share, of CBI in a merger pursuant to the provisions of the West Virginia Business Corporation Act (“WVBCA”) and the Delaware General Corporation Law (the “DGCL”), and providing for the merger of Classic with and into City National (the “Merger”), in accordance with the provisions of applicable state and federal law; and

        WHEREAS, the Boards of Directors of City National and Classic have each adopted a resolution approving this Agreement and Plan of Merger for Subsidiary Merger and the Boards of Directors of City National and Classic have directed that this Agreement and Plan of Merger for Subsidiary Merger and the Merger contemplated thereby be submitted to the sole shareholders of City National and Classic for adoption and approval;

        NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant hereto and subject to the terms and conditions of the Reorganization Agreement, agree as follows:

ARTICLE I.

Constituent Corporations

        City National and Classic shall be the constituent corporations with respect to the Merger.

ARTICLE II.

Merger

        Effective as of the time of the effectiveness of the Merger specified by the Office of the Comptroller of Currency and any Articles of Merger filed with the Kentucky Department of Financial Institutions and/or the Kentucky Secretary of State (the “Effective Time of the Merger”), Classic shall be merged with and into City National, and City National shall be the surviving institution (the “Surviving Institution”).

ARTICLE III.

Charter, By-Laws, Etc.

                1.        Charter. At the Effective Time of the Merger, the articles of association of City National in effect immediately prior to the Effective Time shall continue to be the charter of the Surviving Institution.

                2.        By-Laws. At the Effective Time of the Merger, the by-laws of City National in effect immediately prior to the Effective Time of the Merger shall continue to be the by-laws of the Surviving Institution.

                3.        Directors and Officers. At the Effective Time of the Merger, the directors of City National then holding office shall continue to be the directors of the Surviving Institution, and the officers of City National then holding office shall continue to be the officers of the Surviving Institution, in each case subject to the Surviving Institution’s articles of association and by-laws and applicable law as to the term and removal of directors and officers and subject to City National’s right to change the titles of the officers of City National after the Effective Time of the Merger, subject to any restrictions in any applicable employment agreements.

                4.        Home Office. The home office and branch offices of City National immediately prior to the Merger shall continue to be the home office and branch offices of the Surviving Institution at the Effective Time of the Merger. The home office and branch offices of Classic immediately prior to the Merger shall become branch offices of the Surviving Institution at the Effective Time of the Merger.

ARTICLE IV.

Manner of Converting and Exchanging Stock

                1.        Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporations’ stock at the Effective Time of the Merger shall be as follows:

    (a)        Each of the 123,701 shares of common stock, $5.00 par value per share of City National (“City National Common Stock”), outstanding immediately prior to the Effective Time of the Merger shall remain outstanding immediately after the Effective Time of the Merger.

    (b)        Each of the 1,000 shares of the common stock, $5,000 par value per share, of Classic (the “Classic Common Stock”) outstanding immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be cancelled without consideration therefor.

                2.        After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Classic or the Surviving Institution of any shares of Classic Common Stock.

ARTICLE V.

Effect of Merger

        From and after the Effective Time of the Merger, the Surviving Institution shall have all of the rights, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Institution without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

ARTICLE VI.

Surviving Institution

        From and after the Effective Time of the Merger, the Surviving Institution shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Institution may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

ARTICLE VII.

Further Documents

        If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Institution the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time of the Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Institution and otherwise to carry out the provisions hereof.

ARTICLE VIII.

Effect of Termination

        In the event that this Agreement is terminated pursuant to Article IX of the Reorganization Agreement, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger for Subsidiary Merger to be executed and attested to on their behalf by their officers thereunto duly authorized as of the day and year first written above.

CITY NATIONAL BANK OF WEST VIRGINIA

By: ____________________________________
         Gerald R. Francis, President

CLASSIC BANK

By: ____________________________________
          David B. Barbour, Chief Executive Officer

Exhibit C

[DATE]

City Holding Company
25 Gatewater Road
Charleston, West Virginia 25313

Ladies and Gentlemen:

        I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Classic Bancshares, Inc., a Delaware corporation (“CBI”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Neither my entering into this letter agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an “affiliate.”

        Pursuant to the terms of the Agreement and Plan of Reorganization dated as of December ___, 2004, (the “Merger Agreement”), between City Holding Company, a West Virginia corporation (“CHC”), CBI, City National Bank of West Virginia (“City National”), and Classic, providing for the merger of CBI with and into CHC (the “Merger”), and as a result of the Merger, I may receive shares of common stock, $2.50 par value per share, of CHC (the “CHC Securities”) and cash in exchange for the shares of common stock, $.01 par value per share, of CBI owned by me at the effective time of the Merger.

        I represent and warrant to CHC that in such event:

A.	I shall not make any sale, transfer or other disposition of the CHC Securities in violation of the Act and the Rules and Regulations.

B.	I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of CHC Securities, to the extent I felt necessary, with my counsel and counsel for CBI.

C.	I have been advised that the issuance of CHC Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the shareholders of CBI, I may have been deemed to have been an affiliate of CBI and a distribution by me of CHC Securities has not been registered under the Act, the CHC Securities must be held by me indefinitely unless (i) a distribution of CHC Securities by me has been registered under the Act, (ii) a sale of CHC Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in an opinion of counsel or no action letter from the Securities and Exchange Commission reasonably acceptable to CHC, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the CHC Securities by me.

D.	I understand that CHC is under no obligation to register the sale, transfer or other disposition of the CHC Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

E.	I also understand that stop transfer instructions will be given to CHC’s transfer agent with respect to the CHC Securities and that there will be placed on the certificates for the CHC Securities, or any substitutes therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated __________, 200__, between the registered holder hereof and City Holding Company, a copy of which is on file with City Holding Company.”

F.	I also understand that unless the transfer by me of my CHC Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, CHC reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

        It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to CHC a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to CHC, to the effect that such legend is not required for purposes of the Act and, in any event, may be removed after one year following the Effective Time (as defined in the Merger Agreement) as long as CHC is then current in its filings under the Securities Exchange Act of 1934.

Very Truly Yours, Printed: _______________________________ Printed: _______________________________

Accepted this ____ day of __________, 200__ by: CITY HOLDING COMPANY By: _______________________________ Name: _____________________________ Title: ______________________________

Exhibit D

NON-COMPETE AND NON-SOLICITATION AGREEMENT

__________, 2005

[name
address]

Dear Mr. __________:

You have agreed in consideration of certain payments to be made to you, to assist City Holding Company (“City Holding”) and City National Bank of West Virginia (“City National”) and their affiliates in the conduct of their business, on the terms set forth below, and not to compete with that business, on the terms set forth below. For purposes of this letter, “Bank” includes City Holding, City National Bank of West Virginia (“City National”), Classic Bank and Classic Bancshares, Inc., and all of their affiliates.

The Bank agrees as follows:

            1.        The Bank and you agree that until __________, 2005, you will remain an employee of City National (the successor by merger to Classic Bank) at your current base salary of $_________ per week. You agree that you will make yourself available for consultation by the Bank and assistance to the Bank on a full-time basis during this period, upon a schedule that is mutually agreeable to the Bank and to you. As a material term of this employment, you will refrain from competing with the Bank during this employment period and for a reasonable period of time following your termination of employment with City National, as defined below.

You agree as follows:

            2.        For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to preserve the goodwill associated with the business of the Bank, you hereby agree to the following restrictions:

    (a)        As a separate and independent covenant, you agree that, during the Restricted Period (as defined below), you will not directly or indirectly, whether for your own account or for the account of any person, firm, corporation, or other business organization other than the Bank: (i) engage in, as an owner or director of, or seek or accept employment (as either an employee or independent contractor) by, any business competing with the banking business as conducted by the Bank within 40 miles of any branch or office of the Bank as of the date hereof; (ii) make any public statement or take any actions that are derogatory of the Bank or its business in Kentucky, Ohio or West Virginia; (iii) induce or attempt to induce any Client to enter into any business relationship with any person or firm other than the Bank relating to business of any type offered by the Bank to such Client during your employment by the Bank or during the Restricted Period, (iv) hire, solicit, or endeavor to entice away from the Bank any person who is as of the date of this letter or at any time during the Restricted Period, employed by or associated with the Bank as an executive, officer, employee, or salesperson or (v) take any actions that would materially and adversely interfere with the Bank’s property rights in lists of its Clients.

(b) The term “Restricted Period” shall mean the period beginning with your termination of employment with the Bank and ending on a date three years after such date.

    (c)        For all purposes of this Agreement, the term “Client” shall mean all persons or entities who currently are or were clients of the Bank during the time that you were employed by the Bank. The term “Client” shall not include any member of your immediate family.

    (d)        As a separate and independent covenant, you agree that, during the Restricted Period, you shall not, either for your own account or for your spouse without prior written approval from the Bank, directly or indirectly, own, share in earnings of, or have any interest in the stock, bonds, or other securities of any person, firm or business organization which shall do or attempt to do any of the activities described in this paragraph 2 other than publicly traded securities where your ownership is less than 3% of the total outstanding voting securities of such person, firm or business organization.

    (e)        You agree that you will not, directly or indirectly, divulge or use any non-public information regarding the Bank (including, without limitation, confidential records, Client and customer lists, computer software, data, documents, operational methods, pricing and investment policies and trade know-how and secrets) compiled by, created by, obtained by, or furnished to, you while employed by or associated with the Bank. All materials, records and documents (whether in writing or other tangible form, including electronic media) made by you or coming into your possession concerning the business or affairs of the Bank shall be the sole property of the Bank. Promptly after your termination of employment, you shall promptly deliver such materials, records and documents, and all copies thereof, to the Bank and you shall not retain any copies.

    (f)        It is understood by you and the Bank that your covenants set forth in this paragraph 2 are an essential element of this letter and that, but for your agreement to comply with such covenants, the Bank would not have entered into the terms of this letter. The Bank and you have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Bank.

            3.        Without intending to limit the remedies available to the Bank, you agree that damages at law will be an insufficient remedy to the Bank in the event that you violate any of the covenants contained in this letter and that the Bank may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants contained in this letter, in each case without proof of actual damages. Moreover, in the event that you violate any material term of this Agreement, the Bank will not be obligated to continue to make payments to you hereunder.

            4.        You and the Bank agree that the periods of time and the scope applicable to the covenants of this letter are reasonable and necessary to protect the legitimate business interests of the Bank without unduly limiting your ability to obtain employment or otherwise earn a living. However, if such period or scope should be adjudged unreasonable in any judicial or other dispute resolution proceeding, then the period of time or scope shall be reduced by the extent deemed unreasonable, so that these covenants may be enforced during such period and for such scope as are adjudged to be reasonable.

            5.        You and the Bank agree that the provisions of this letter will be governed by and construed in accordance with the laws of the State of Kentucky, regardless of the principles of conflicts of laws. You and the Bank further agree that the state and federal courts located in Charleston, West Virginia, shall have sole and exclusive jurisdiction over all matters under this letter.

            6.        You acknowledge that you fully understand the meaning and intent of all the terms of this Agreement, that you have had a reasonable opportunity to review this Agreement, that any obligations of the Bank to you are personal in nature and for your benefit and not for the benefit of any third party, and that no promises or inducements other than those set forth herein had been made by the Bank or you.

        Please acknowledge your understanding and acceptance of this Agreement by signing and dating where indicated below.

With regards, City Holding Company By: _______________________________ Its: ______________________________

I have read, understand and agree to the terms of this Agreement.

____________________________________________
Signature: ____________________________________

Date: __________________, 2005

Exhibit E

AGREEMENT RELATING TO [DAVID B. BARBOUR'S]
EMPLOYMENT AGREEMENT

        This Agreement Relating to [David B. Barbour’s] Employment Agreement is made and executed as of the ____ day of _________, 2004, by and between [David B. Barbour], a resident of ____________, Kentucky (“Employee”) and Classic Bank, a Kentucky commercial bank (the “Employer”).

RECITALS

            1.        City Holding Company, a West Virginia corporation (the “Corporation”), Classic Bancshares, Inc., a Delaware corporation (“CBI”), the Employer, and City National Bank of West Virginia (“City National”), entered into an Agreement and Plan of Reorganization dated December ___, 2004 (the “Agreement”) concerning the merger (the “Company Merger”) of CBI with and into the Corporation (the “Merger”) and the merger of the Employer with and into City National.

            2.        Subject to and contingent upon the consummation of the Merger, Section 6.20(c) of the Agreement provides for the payment by CBI or the Employer to Employee of $_________ (the “Consideration”) as consideration for the termination of the Employment Agreement dated _____________, by and between Employee and Employer (the “Employment Agreement”) and as consideration for entry into the Non-Compete and Non-Solicitation Agreement in the form of Exhibit D to the Agreement.

            3.        Section 6.20(c) of the Agreement requires Employer and Employee to execute this Agreement on or before the effective date of the Company Merger (the “Effective Date”).

AGREEMENT

            1.        Employee agrees that upon payment to him in full of the Consideration on or after the Effective Date, the Employment Agreement shall thereby be terminated and without further force and effect. Employee further agrees that he shall remain employed by Employer or its successor until ______________, 2005, at his current base salary of $_______ per year in order to assist with the integration of the Employer’s employees, customers and operations into those of the Corporation and City National.

            2.        Employee agrees to accept the Consideration in lieu of any amounts that might otherwise be paid to him under the Employment Agreement and as consideration for the termination of his Employment Agreement, and subject to payment to him in full of the Consideration, that the termination of his employment in connection with the Company Merger shall not entitle him to any other benefits under the Employment Agreement.

            3.        Employer, Employee, the Corporation and City National agree that no part of the Consideration or of any other payment or distribution that has been or is proposed to be made to or for Employee under the Agreement will be nondeductible or subject to the golden parachute tax under § 280G of the Internal Revenue Code of 1986, as amended (the “Code”). However, if the parties are mistaken about this, adjustments will have to be made in order for the 280G limitation not to be exceeded.

            4.        There are a number of payments and distributions to or for Employee’s benefit that have or may be made after the Effective Date of the Company Merger or within one year prior to the Effective Date of the Company Merger that may enter into the calculation of the 280G limit. If an overpayment is required by the Agreement, the parties shall agree to adjustments to avoid the nondeductibility of the payments under Section 280G of the Code and the excise tax under Section 4999 of the Code. Employee will have the right to determine which of the amounts subject to reduction shall be eliminated or reduced in order to effect the required reduction. The amount in question, net of any reduction, then will be paid on or after the Effective Date as required by the Agreement, and as soon as practicable after such determination is made.

            5.        As a result of the uncertainty in the application of Section 280G, it is possible that payments will have been made which should not have been made. If an overpayment has been made, the overpayment will be treated for all purposes as a loan, which Employee will repay to City National, together with interest from the date of payment at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

            6.        [David B. Barbour] agrees on or before the Effective Date to enter into the Non-Compete and Nonsolicitation Agreement in the form set forth in Exhibit D to the Agreement.

        IN WITNESS WHEREOF, the Employer and the Employee have caused this Agreement Relating to [David B. Barbour’s] Employment Agreement to be executed as of the day and year first written above.

CLASSIC BANK By: —————————————— ————————————————— [David B. Barbour]

Exhibit F

TERMINATION AND RELEASE AGREEMENT

        THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between City National Bank of West Virginia (“City National”), Classic Bank and __________________________________ (“Employee”) (collectively, the “Parties”).

      The Parties agree as follows:

            1.        Employee hereby terminates employment with Classic Bank (“Classic”), effective _____________, 2005.

            2.        In consideration of the agreements and promises made by Employee in this Agreement, Classic shall pay to Employee the sum of $ ___________________, less usual and customary withholding deductions. Neither Classic nor City National shall have any other liability to Employee for any compensation, bonuses, or benefits of employment, other than any benefits which accrued and became vested on or before the effective date of Employee’s termination, under any employee medical or dental benefit plan of Classic, or any employee pension benefit plan of Classic (including its ESOP), but which, under the applicable plan document, are not payable until after such effective date.

            3.        Employee specifically agrees that Classic has complied with all of its notification requirements under COBRA, and Classic confirms Employee may elect COBRA continuation coverage by timely returning the appropriate election form and making the necessary premium payment.

            4.        In consideration of the agreements and promises made by Classic in this Agreement, Employee hereby RELEASES AND FOREVER DISCHARGES City National and Classic and their affiliates, and their respective owners, officers, directors, agents, attorneys, and employees, from any and all claims, demands, liabilities, actions, or causes of action which Employee had, has, or may have on account of, arising out of, or related to: (a) Employee’s employment with Classic or the termination of Employee’s employment, including, without limitation, any and all claims, demands, liabilities, actions, or causes of action arising under the federal Fair Labor Standards Act of 1938, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Americans with Disabilities Act of 1990, the common law of the State of Kentucky, the laws of the State of Kentucky governing employment discrimination and civil rights, any and all other statutes of the State of Kentucky, and any and all other federal, state, or local laws; and (b) all other matters occurring prior to the date of this Agreement.

            5.        This Agreement is made and entered into solely for the purpose of terminating Employee’s employment with Classic on an amicable and certain basis and does not in any way constitute, and shall not be construed to constitute, an admission of liability of any sort on the part of any of the Parties.

            6.        Each of the agreements and promises contained in this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, agents, and successors in interest to each of the Parties.

            7.        This Agreement represents the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter of this Agreement.

            8.        Each provision and covenant of this Agreement is severable. If any court or other governmental body of competent jurisdiction shall conclude that any provision or individual covenant of this Agreement is invalid or unenforceable, such provision or individual covenant shall be deemed ineffective to the extent of such unenforceability without invalidating the remaining provisions and covenants of this Agreement.

            9.        This Agreement shall be interpreted in accordance with the laws of the State of Kentucky.

            10.        Employee expressly agrees and acknowledges as follows: (1) that Employee understands the terms and conditions of this Agreement; (2) that Employee has knowingly and voluntarily entered into this Agreement; (3) that Employee has been advised in writing to consult an attorney in connection with reviewing and entering into this Agreement; (4) that Employee has been advised in writing that Employee may take as long as 21 days to review and consider this Agreement before signing it; (5) and that this Agreement, when signed by Classic, City National, and Employee, shall be legally binding upon the Parties, as well as upon their heirs, assigns, executors, administrators, agents, and successors in interest.

            11.        Employee may revoke this Agreement by giving written notice to Classic or it successor of such revocation at any time prior to seven days following the date this Agreement is signed by the Parties, and this Agreement shall not become effective or enforceable until the end of such seven day revocation period. If the Severance Payment has been paid prior to revocation by Employee, then Employee shall be required to return the Severance Payment to Classic or its successor as a condition to Employee’s right to exercise revocation.

        WHEREFORE, intending to be legally bound to each and all of the terms of this Termination and Release Agreement, the Parties hereby execute this Agreement this ____ day of ___________, 200__.

CAUTION: READ BEFORE SIGNING ______________________________ "Employee"	CITY NATIONAL BANK OF WEST VIRGINIA By: ______________________________ Its: _______________________________ "City National"

CLASSIC BANK By: ______________________________ Its: _______________________________ "Classic"

Exhibit G

[B&T Letterhead]

_________________________

Classic Bancshares, Inc.
344 Seventeenth Street
Ashland,  Kentucky 41101

        Re:     Merger of Classic Bancshares, Inc. with and into City Holding Company

Gentlemen:

        We have acted as counsel to City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association and wholly-owned subsidiary of CHC (“City National,” and together with CHC, the “CHC Entities”) in connection with the preparation, execution, and delivery of that certain Agreement and Plan of Reorganization dated December ___, 2004 (the “Merger Agreement”), by and between CHC, City National, Classic Bancshares, Inc., a Delaware corporation (“CBI”), and Classic Bank, a Kentucky commercial bank (“Classic”), pursuant to which CBI will be merged with and into CHC effective as of ____________ (the “Effective Date”), and pursuant to which Classic will be merged with and into City National effective as of the Effective Date. We have been asked to furnish this opinion to you on behalf of CHC in connection with the Merger Agreement and pursuant to Section 7.02(c) of the Merger Agreement.

        Unless separately defined herein, the capitalized words and phrases used herein shall have the meanings ascribed to them in the Merger Agreement.

        In connection with the foregoing, we have been provided with and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

A.	The Merger Agreement.

B.	The Articles of Merger, with related Plan of Merger, respecting the merger of CBI with and into CHC.

C.	The Articles of Merger respecting the merger of Classic with and into City National.

D.	The Agreement and Plan of Merger for Subsidiary Merger between City National and Classic dated December ___, 2004.

E.	The Articles of Incorporation and Code of By-laws of CHC and all amendments thereto.

F.	The Articles of Association and By-laws of City National and all amendments thereto (together with the Articles of Incorporation and Code of By- laws of CHC, the “CHC Entities Organizational Documents”).

G.	A Certificate of Existence from the Office of the Secretary of State of the State of West Virginia for CHC dated ______________.

H.	A Certificate of Good Standing respecting City National issued by the Office of the Comptroller of the Currency.

I.	Resolutions adopted by the Board of Directors of CHC and City National and the sole shareholder of City National, each authorizing the transactions contemplated by the Merger Agreement.

J.	Such other documents and instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth herein.

The documents referred to in Paragraphs A through D above are sometimes referred to collectively herein as the “Transaction Documents.”

        For purposes of this opinion, we have examined the above documents and have made such examination of the laws of Indiana and the United States as we have deemed necessary and appropriate. We have relied upon the above documents as to matters of fact. We have not independently checked or verified the accuracy or completeness of the information set forth or certified in such documents. As to all matters of West Virginia law, you have been provided with the opinion of the General Counsel. As to all matters of Kentucky and Delaware law, we have assumed, with your approval, and without rendering any opinion to such effect, that the laws of the States of Kentucky and Delaware are substantially identical to the laws of the State of Indiana.

        In connection with this opinion, we advise you that we have not made any special examination of and are not expressing any opinion regarding the affairs or financial condition of the CHC Entities except as otherwise expressly stated herein.

        Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made to you in connection with the Transaction Documents or any other instrument and agreement contemplated by the Transaction Documents or on any other matters, legal or otherwise, not specifically covered herein. In examining the above listed items, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies. In addition, in making our examination of the documents described herein which have been executed by parties other than directors and officers of the CHC Entities, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity and binding effect of all such documents on such other parties.

        As to certain facts material to our opinion which we did not independently establish or verify, we have been furnished with, and have relied upon (i) certificates of officers and other representatives of the CHC Entities delivered to us in connection with this opinion (the “Officer’s Certificates”), (ii) information concerning the stock records of the CHC Entities, and (iii) the representations and warranties of CHC set forth in the Merger Agreement. With respect to matters relating to the organization and existence of CHC addressed in the first paragraph below, we have obtained and relied upon a Certificate of Existence from the Office of the West Virginia Secretary of State for CHC, and with respect to matters relating to the organization and existence of City National addressed in the second paragraph below, we have obtained and relied upon a Certificate of Good Standing respecting City National issued by the Office of the Comptroller of the Currency. Other than as specifically set forth herein, it is understood that we have not undertaken any independent investigation to determine the existence or absence of such facts.

        As used herein, “to our knowledge” or words or phrases of similar import shall mean (i) we have relied, without any independent investigation or inquiry, solely upon the Officer’s Certificates, and (ii) during the course of our representation of the CHC Entities, no information that would give us current actual knowledge of the inaccuracy of such statement has come within the conscious awareness of lawyers in our office who are actively involved in negotiating the Transaction Documents or preparing documents in furtherance of the transaction which is the subject of the Transaction Documents. Information shall not be deemed to be within our knowledge if such information might have been revealed if there had been undertaken a canvass of all lawyers within this Firm or a general search of the Firm’s files.

        We are qualified to practice law only in the State of Indiana and we do not purport to be experts on, or to express an opinion herein concerning, the laws of any jurisdiction other than the State of Indiana and the laws of the United States of general application to transactions in the State of Indiana. We express no opinion as to state or federal securities or tax laws.

        For purposes of this opinion, we also have assumed the following: (i) the legal capacity of natural persons; (ii) that CBI and Classic are duly organized and validly existing; (iii) that the conduct of all of the parties to the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents has complied with any requirement of good faith, fair dealing, and conscionability; (iv) that there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (v) that the execution, delivery, and performance of the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents will not violate, contravene, conflict with or result in a breach of (A) any statute, rule, regulation, ordinance or other law of any jurisdiction other than the State of Indiana or the federal government of the United States, or (B) any license, judgment, order, writ, injunction or decree of any court, arbitrator or governmental agency or body or any indenture agreement or instrument to which either of the CHC Entities is a party or by which either of the CHC Entities or its properties are bound, the existence of which is not known to us.

        Based solely on the foregoing examination, and subject to and relying on the assumptions and other matters referred to above and subject to the limitations and qualifications contained herein, we are of the opinion that:

1.	CHC is a corporation duly organized and validly existing under the laws of the State of West Virginia.

2.	City National is a national banking association duly organized and validly existing under federal law.

3.	Each of the CHC Entities has full right, legal power, and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents, and to consummate the transactions contemplated thereby. The Transaction Documents and the transactions contemplated thereby have been duly authorized by each of the CHC Entities, as applicable and as necessary. The Transaction Documents to which they are party have been duly executed and delivered by the CHC Entities, respectively, and constitute valid and binding agreements of the CHC Entities, enforceable against the CHC Entities in accordance with their terms.

The opinions expressed above are subject to the following qualifications:

A.	Our opinions with respect to the legality, validity, binding effect, and enforceability of any document or agreement referenced above and any rights granted to CBI or Classic pursuant to any such document or agreement are subject to the effect of any applicable state and/or federal bankruptcy, insolvency, readjustment of debt, receivership, fraudulent conveyance and equitable subordination, reorganization, moratorium, equity of redemption, or similar laws now or hereafter in effect governing or affecting debtors’ and creditors’ rights or remedies generally and to the effect of general principles of equity and matters of public policy (regardless of whether considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith, and fair dealing. Without limiting the generality of the foregoing exceptions, we express no opinion with respect to the availability of the remedies of specific performance, injunctive relief or of any other equitable remedy.

B.	We have assumed that the execution, delivery, and performance of the Transaction Documents by CBI and Classic, do not and will not contravene, conflict with, violate or result in breach of (i) any law, statute or ordinance of any jurisdiction applicable solely to CBI and Classic and not to the CHC Entities, (ii) any provision of the constituent documents of CBI or Classic, or (iii) any approvals, consents, licenses, orders, writs, judgments, injunctions or decrees of any court, arbitrator, administrative agency or other governmental authority, or any indenture, mortgage, deed of trust, agreement, lease or other instrument to which CBI or Classic are parties.

C.	We express no opinion that the structure of the transaction or the performance of the Transaction Documents is or is not in compliance with professional accounting statutes (state or federal), and all rules, regulations, interpretations, statements, ethical codes, professional standards, and licensing requirements relating to accountancy, whether promulgated by any agency of the State of Indiana or any local or national accounting organization or association.

D.	We wish to advise you that, under Indiana law, contractual indemnification and hold harmless provisions may not be enforceable to the extent the contract does not clearly and unequivocally specify that the indemnity or exculpation covers claims, losses, expenses or other liabilities arising or alleged to arise, in whole or in part, from the negligence, strict liability or other acts or omissions of the indemnified party. Moreover, indemnification (and presumably exculpation) clauses generally are strictly construed and the terms must be set forth clearly and unequivocally. Further, indemnification or exculpation as against certain claims, losses, expenses or other liabilities arising as the result of the indemnified party’s violation of federal or state statutes, or the indemnified party’s own tort liability when performing a public or quasi-public duty, or other acts or omissions, may be considered contrary to the public policy and, therefore, invalid and/or unenforceable.

E.	We express no opinion as to the enforceability of provisions of the Transaction Documents relating to (i) consents or waivers as to jurisdiction, (ii) consents or waivers of service of process, (iii) the validity or enforceability of any purported waiver or purported consent relating to any rights of the CHC Entities or duties owed thereto, existing as a matter of law, (iv) self-help provisions, and (v) waiver of Constitutional rights.

F.	We express no opinion as to any provisions in the Transaction Documents insofar as they purport to provide that any party (i) may have rights to the payment or reimbursement of attorneys’ fees and litigation expenses, except to the extent that a court determines that such fees are reasonable and such provision is enforceable, (ii) may have rights to the payment of any sum of liquidated damages, or (iii) waives any right or defense.

G.	This opinion is limited to matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated. This opinion does not constitute a guarantee of, or security for, the obligations created pursuant to the Transaction Documents or any of the other matters referred to or opined upon herein, and by rendering this opinion, we are not guaranteeing or insuring payment or performance of said obligation or transaction.

H.	This opinion is based on and relies upon the current facts and the current status of the law, and is subject in all respects to, and may be limited by, after the date hereof, changes in the facts, further rules, regulations and legislation, as well as developing caselaw. We assume no obligation to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion letter, whether or not deemed material.

I.	The opinions expressed herein represent our reasonable judgment as to certain matters of law based upon the facts presented or assumed and should not be considered or construed as a guarantee. Actions and reliance hereon are subject to the final business judgment of the parties acting and relying hereon.

J.	This letter is solely for your information in connection with the transaction specified in the first paragraph of this letter and may be relied upon only by you in connection with such transaction. This letter may not be quoted in whole or in part by any entity, nor is it to be filed with any governmental agency or any other person or institution without the prior written consent of this firm.

Sincerely, BARNES & THORNBURG LLP

Exhibit H

[LGP&S Letterhead]

_________________

City Holding Company
25 Gatewater Road
Charleston, West Virginia 25313

    Re:     Merger of Classic Bancshares, Inc. with and into City Holding Company

Gentlemen:

        We have acted as counsel to Classic Bancshares, Inc., a Delaware corporation (“CBI”), and Classic Bank, a Kentucky commercial bank and wholly-owned subsidiary of CBI (“Classic,” and together with CBI, the “CBI Entities”) in connection with the preparation, execution, and delivery of that certain Agreement and Plan of Reorganization dated December ___, 2004 (the “Merger Agreement”), by and between CBI, Classic, City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association (“City National”), pursuant to which CBI will be merged with and into CHC effective as of __________________ (the “Effective Date”), and pursuant to which Classic will be merged with and into City National effective as of the Effective Date. We have been asked to furnish this opinion to you on behalf of CBI in connection with the Merger Agreement and pursuant to Section 7.03(c) of the Merger Agreement.

        Unless separately defined herein, the capitalized words and phrases used herein shall have the meanings ascribed to them in the Merger Agreement.

        In connection with the foregoing, we have been provided with and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

A.	The Merger Agreement.

B.	The Articles of Merger, with related Plan of Merger, respecting the merger of CBI with and into CHC.

C.	The Articles of Merger respecting the merger of Classic with and into City National.

D.	The Agreement and Plan of Merger for Subsidiary Merger between City National and Classic dated December ___, 2004.

E.	The Certificate of Incorporation and By-laws of CBI and all amendments thereto.

F.	The Articles of Incorporation and Bylaws of Classic and all amendments thereto (together with the Certificate of Incorporation and By-laws of CBI, the “CBI Entities Organizational Documents”).

G.	A Certificate of Existence from the Office of the Delaware Secretary of State for CBI dated ___________.

H.	A Certificate of Existence respecting Classic issued by the Kentucky Department of Financial Institutions and/or the Kentucky Secretary of State.

I.	Resolutions adopted by the Board of Directors of CBI and Classic, by the shareholders of CBI, and by the sole shareholder of Classic, each authorizing the transactions contemplated by the Merger Agreement.

J.	Such other documents and instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth herein.

        The documents referred to in Paragraphs A through D above are sometimes referred to collectively herein as the “Transaction Documents.”

        For purposes of this opinion, we have examined the above documents and have made such examination of the laws of the District of Columbia and the United States as we have deemed necessary and appropriate. We have relied upon the above documents as to matters of fact. We have not independently checked or verified the accuracy or completeness of the information set forth or certified in such documents. As to all matters of Kentucky law, you have been provided with the opinion of the in-house counsel of CBI. As to all matters of Delaware and West Virginia law, we have assumed, with your approval, and without rendering any opinion to such effect, that the laws of the States of Delaware and West Virginia are substantially identical to the laws of the District of Columbia, without regard to conflict of laws provisions.

        In connection with this opinion, we advise you that we have not made any special examination of and are not expressing any opinion regarding the affairs or financial condition of the CBI Entities except as otherwise expressly stated herein.

        Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made to you in connection with the Transaction Documents or any other instrument and agreement contemplated by the Transaction Documents or on any other matters, legal or otherwise, not specifically covered herein. In examining the above listed items, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies. In addition, in making our examination of the documents described herein which have been executed by parties other than directors and officers of the CBI Entities, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity and binding effect of all such documents on such other parties.

        As to certain facts material to our opinion which we did not independently establish or verify, we have been furnished with, and have relied upon (i) certificates of officers and other representatives of the CBI Entities delivered to us in connection with this opinion (the “Officer’s Certificates”), (ii) information concerning the stock records of the CBI Entities, and (iii) the representations and warranties of CBI set forth in the Merger Agreement. With respect to matters relating to the organization and existence of CBI addressed in the first paragraph below, we have obtained and relied upon a Certificate of Existence from the Office of the Delaware Secretary of State for CBI, and with respect to matters relating to the organization and existence of Classic addressed in the second paragraph below, we have obtained and relied upon Certificates of Existence respecting Classic issued by the Kentucky Department of Financial Institutions and/or the Kentucky Secretary of State. Other than as specifically set forth herein, it is understood that we have not undertaken any independent investigation to determine the existence or absence of such facts.

        As used herein, “to our knowledge” or words or phrases of similar import shall mean (i) we have relied, without any independent investigation or inquiry, solely upon the Officer’s Certificates, and (ii) during the course of our representation of the CBI Entities, no information that would give us current actual knowledge of the inaccuracy of such statement has come within the conscious awareness of lawyers in our office who are actively involved in negotiating the Transaction Documents or preparing documents in furtherance of the transaction which is the subject of the Transaction Documents. Information shall not be deemed to be within our knowledge if such information might have been revealed if there had been undertaken a canvass of all lawyers within this Firm or a general search of the Firm’s files.

        We are qualified to practice law only in the District of Columbia and we do not purport to be experts on, or to express an opinion herein concerning, the laws of any jurisdiction other than the District of Columbia and the laws of the United States. We express no opinion as to state or federal securities or tax laws.

        For purposes of this opinion, we also have assumed the following: (i) the legal capacity of natural persons; (ii) that CHC and City National are duly organized and validly existing; (iii) that the conduct of all of the parties to the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents has complied with any requirement of good faith, fair dealing, and conscionability; (iv) that there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (v) that the execution, delivery, and performance of the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents will not violate, contravene, conflict with or result in a breach of (A) any statute, rule, regulation, ordinance or other law of any jurisdiction other than the District of Columbia or the federal government of the United States, or (B) any license, judgment, order, writ, injunction or decree of any court, arbitrator or governmental agency or body or any indenture agreement or instrument to which either of the CBI Entities is a party or by which either of the CBI Entities or its properties are bound, the existence of which is not known to us.

        Based solely on the foregoing examination, and subject to and relying on the assumptions and other matters referred to above and subject to the limitations and qualifications contained herein, we are of the opinion that:

1.	CBI is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	Classic is a commercial banking association duly organized and validly existing under the laws of the State of Kentucky.

3.	Each of the CBI Entities has full right, legal power, and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents, and to consummate the transactions contemplated thereby. The Transaction Documents and the transactions contemplated thereby have been duly authorized by each of the CBI Entities, as applicable and as necessary. The Transaction Documents to which they are party have been duly executed and delivered by the CBI Entities, respectively, and constitute valid and binding agreements of the CBI Entities, enforceable against the CBI Entities in accordance with their terms.

The opinions expressed above are subject to the following qualifications:

A.	Our opinions with respect to the legality, validity, binding effect, and enforceability of any document or agreement referenced above and any rights granted to CHC or City National pursuant to any such document or agreement are subject to the effect of any applicable state and/or federal bankruptcy, insolvency, readjustment of debt, receivership, fraudulent conveyance and equitable subordination, reorganization, moratorium, equity of redemption, or similar laws now or hereafter in effect governing or affecting debtors’ and creditors’ rights or remedies generally and to the effect of general principles of equity and matters of public policy (regardless of whether considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith, and fair dealing. Without limiting the generality of the foregoing exceptions, we express no opinion with respect to the availability of the remedies of specific performance, injunctive relief or of any other equitable remedy.

B.	We have assumed that the execution, delivery, and performance of the Transaction Documents by CHC and City National do not and will not contravene, conflict with, violate or result in breach of (i) any law, statute or ordinance of any jurisdiction applicable solely to CHC and City National and not to the CBI Entities, (ii) any provision of the constituent documents of CHC or City National, or (iii) any approvals, consents, licenses, orders, writs, judgments, injunctions or decrees of any court, arbitrator, administrative agency or other governmental authority, or any indenture, mortgage, deed of trust, agreement, lease or other instrument to which CHC or City National are parties.

C.	We express no opinion that the structure of the transaction or the performance of the Transaction Documents is or is not in compliance with professional accounting statutes (state or federal), and all rules, regulations, interpretations, statements, ethical codes, professional standards, and licensing requirements relating to accountancy, whether promulgated by any agency of the District of Columbia or any local or national accounting organization or association.

D.	We express no opinion as to the enforceability of provisions of the Transaction Documents relating to (i) consents or waivers as to jurisdiction, (ii) consents or waivers of service of process, (iii) the validity or enforceability of any purported waiver or purported consent relating to any rights of the CBI Entities or duties owed thereto, existing as a matter of law, (iv) self-help provisions, and (v) waiver of Constitutional rights.

E.	We express no opinion as to any provisions in the Transaction Documents insofar as they purport to provide that any party (i) may have rights to the payment or reimbursement of attorneys’ fees and litigation expenses, except to the extent that a court determines that such fees are reasonable and such provision is enforceable, (ii) may have rights to the payment of any sum of liquidated damages, or (iii) waives any right or defense.

F.	This opinion is limited to matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated. This opinion does not constitute a guarantee of, or security for, the obligations created pursuant to the Transaction Documents or any of the other matters referred to or opined upon herein, and by rendering this opinion, we are not guaranteeing or insuring payment or performance of said obligation or transaction.

G.	This opinion is based on and relies upon the current facts and the current status of the law, and is subject in all respects to, and may be limited by, after the date hereof, changes in the facts, further rules, regulations and legislation, as well as developing caselaw. We assume no obligation to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion letter, whether or not deemed material.

H.	The opinions expressed herein represent our reasonable judgment as to certain matters of law based upon the facts presented or assumed and should not be considered or construed as a guarantee. Actions and reliance hereon are subject to the final business judgment of the parties acting and relying hereon.

        We express no opinion as to the enforceability or construction of contractual indemnification and hold harmless provisions contained in this Agreement.

        This letter is solely for your information in connection with the transaction specified in the first paragraph of this letter and may be relied upon only by you in connection with such transaction. This letter may not be quoted in whole or in part by any entity, nor is it to be filed with any governmental agency or any other person or institution without the prior written consent of this firm.

Sincerely, Luse Gorman Pomerenk & Schick, P.C.

Exhibit I

AGREEMENT

        In consideration of the consummation of the transactions contemplated under that certain Agreement and Plan of Reorganization (the “Agreement”) dated as of December ___, 2004, by and between City Holding Company (“City Holding”), City National Bank of West Virginia (“City National”), Classic Bancshares, Inc. (“CBI”), and Classic Bank, and in consideration of the significant CBI trade secret information in the possession of the undersigned director of CBI (“Director”) and that Director’s past role in the creation and maintenance of goodwill between CBI and its customers, Director hereby agrees as follows:

            1.        (a)     The Director agrees that, during the Restricted Period (as defined below), the Director shall not directly or indirectly, whether for his own account or for the account of any other person, firm, corporation, or other business organization, (i) serve as a director of, or beneficially own more than 5% of the voting common stock of, any financial institution engaged in the provision of Banking Services (as defined below) within 40 miles of an office or branch of City Holding, City National, CBI or Classic Bank as of the date hereof, or (ii) join with any other parties to apply to any State or Federal regulatory authority for the issuance of a bank or savings and loan charter for operation in the States of Kentucky, West Virginia, or Ohio. Notwithstanding any provision contained in this Section 1(a), the restrictions contained herein shall not be applicable to any activity or investment of the Director which existed at the time of the execution of the Agreement and which was disclosed by the Director to City National.

                        (b)        The term “Restricted Period” shall mean the period beginning on the date of the consummation of the merger of CBI with and into City Holding (“Effective Date”) and ending three years from the Effective Date.

                        (c)        The term “Banking Services” shall mean retail or commercial deposit or lending business, asset management and all other services which are customarily provided by banks or which are otherwise provided by City Holding, City National, or their affiliates.

            2.        The Director and City Holding agree that the periods of time and the scope applicable to the covenants of Section 1 are reasonable and necessary to protect the legitimate business interests of City Holding. However, if such period or scope should be adjudged unreasonable in any judicial or other dispute resolution proceeding, then the period of time or scope shall be reduced by the extent deemed unreasonable, so that these covenants may be enforced during such period and for such scope as are adjudged to be reasonable.

            3.        Without intending to limit the remedies available to City Holding, the Director agrees that damages at law will be an insufficient remedy to City Holding in the event that the Director violates any of the terms hereof and that City Holding may apply for and is entitled to emergency and/or injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce any of, the covenants in this Agreement, in each case without proof of actual damages.

            4.        The Director and City Holding agree that any action to enforce this Agreement may be brought in a state or federal court located in Kanawha County, West Virginia. The Director and City Holding agree that such courts shall have jurisdiction and venue with respect to any such action. The Director and the Bank further agree that the provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Kentucky, regardless of the principles of conflicts of laws.

        This Agreement is made as of the date set forth below:

Director ———————————————— [type name] Date: ____________________________

City Holding Company By: _________________________________ Title: _________________________________